Exhibit 10(a)

EXECUTION VERSION

THIS PLAN SUPPORT AGREEMENT IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE.

AMENDED & RESTATED PLAN SUPPORT AGREEMENT

This PLAN SUPPORT AGREEMENT (this “Agreement”)1 is made and entered into as of September 11, 2015 (the “Agreement Effective Date”), by and among the following parties:

(a)	(i) Energy Future Holdings Corp., a Texas corporation (“EFH”); (ii) Energy Future Intermediate Holding Company LLC (“EFIH”), a Delaware limited liability company and a direct, wholly-owned subsidiary of EFH; (iii) EFH Corporate Services Company (“EFH Corporate Services”), a Delaware corporation and a direct, wholly-owned subsidiary of EFH; (iv) EFIH Finance Inc. (“EFIH Finance”), a Delaware corporation and a direct, wholly-owned subsidiary of EFIH; (v) Energy Future Competitive Holdings Company LLC (“EFCH”), a Delaware limited liability company and a direct, wholly-owned subsidiary of EFH; (vi) Texas Competitive Electric Holdings Company LLC (“TCEH”), a Delaware limited liability company and a direct, wholly-owned subsidiary of EFCH; (vii) each of TCEH’s direct and indirect subsidiaries listed on the signature pages hereto (the “TCEH Subsidiaries,” and together with TCEH and EFCH, the “TCEH Debtors”); and (viii) each of EFH’s other direct and indirect subsidiaries listed on the signature pages hereto (each of the foregoing entities identified in subclauses (i) through (viii) a “Debtor” and, collectively, the “Debtors”);

(b)	(i) Anchorage Capital Master Offshore, Ltd. and PCI Fund LLC, (ii) Arrowgrass Master Fund Ltd., (iii) Arrowgrass Distressed Opportunities Fund Limited, (iv) BlackRock Financial Management, Inc., solely on behalf of the undersigned funds and accounts under management, (v) Centerbridge Partners L.P., solely on behalf of the undersigned funds and accounts it manages or advises, (vi) GSO Capital Partners LP, solely on behalf of the undersigned funds and accounts it manages or advises (collectively, “GSO”), (vii) Taconic Capital Advisors L.P., on behalf of funds and accounts under management, (viii) Balyasny Asset Management, L.P., solely on behalf of the undersigned funds and accounts it manages or advises, (ix) BHR Capital LLC, solely on behalf of the undersigned funds and accounts it manages or advises, (x) Cyrus Capital Partners, L.P., solely on behalf of the undersigned funds and accounts it manages or advises, and (xi) Deutsche Bank Securities Inc. (each referred to herein as a “Creditor-Investor Party” and collectively referred to herein as the “Creditor-Investor Parties”);

(c)	(i) Hunt Power Holdings, L.L.C. (“Hunt”), (ii) Pecos Partners, L.P., (iii) Flourish Investment Corporation, and (iv) Avenue Capital Management II, L.P. (“Avenue”) (each, including Hunt, referred to herein as a “Hunt-Investor Party” and collectively referred to herein as the “Hunt-Investor Parties”);

[1]	Unless otherwise indicated, capitalized terms used but not otherwise defined herein have the meaning ascribed to such terms in the Plan, as defined below.

(d)	(i) Ovation Acquisition I, L.L.C. (“Parent”) and (ii) Ovation Acquisition II, L.L.C. (“OV2,” and together with the Creditor-Investor Parties, the Hunt-Investor Parties, and Parent, the “Investor Parties”);

(e)	Texas Energy Future Holdings Limited Partnership (“Texas Holdings”), a Texas limited partnership, which holds approximately 99.26% of the outstanding equity interests in EFH;

(f)	Texas Energy Future Capital Holdings LLC, a Delaware limited liability company and the general partner of Texas Holdings (“TEF”);

(g)	Kohlberg Kravis Roberts & Co., L.P., TPG Capital, L.P. and Goldman, Sachs & Co. (collectively, the “Sponsor Managers”) in their capacities as managers and agents for funds holding indirect equity interests in EFH (collectively, in such capacities, the “Sponsors” and, together with Texas Holdings and TEF, the “Consenting Interest Holders”);

(h)	the undersigned beneficial holders or investment advisors or managers for such beneficial holders or discretionary accounts of such beneficial holders (collectively, the “Consenting TCEH First Lien Lenders”) that hold claims[2] (the “TCEH Credit Agreement Claims”) against the TCEH Debtors under that certain Credit Agreement, dated as of October 10, 2007 (as amended from time to time, the “TCEH Credit Agreement”), by and among, inter alia, TCEH, as borrower, EFCH and the TCEH Subsidiaries, as guarantors, Wilmington Trust, N.A., as successor administrative agent and collateral agent (the “TCEH First Lien Agent”), and the lenders from time to time party thereto;

(i)	the TCEH First Lien Agent, solely in its capacity as such and solely with respect to Sections 6.1 and 12.4 hereof;

(j)	the undersigned beneficial holders or investment advisors or managers for such beneficial holders or discretionary accounts of such beneficial holders (collectively, the “Consenting TCEH First Lien Noteholders”) that hold claims (the “TCEH First Lien Note Claims”) against the TCEH Debtors arising out of the 11.50% fixed senior secured notes due October 1, 2020 (the “TCEH First Lien Notes”) issued pursuant to that certain Indenture, dated as of April 19, 2011, by and among, inter alia, TCEH and TCEH Finance, as issuers, EFCH and the TCEH Subsidiaries, as guarantors, and Delaware Trust Company (f/k/a CSC Trust Company of Delaware), as successor trustee;

[2]	As used herein the term “claim” has the meaning ascribed to such term as set forth in section 101(5) of the Bankruptcy Code.

(k)	the undersigned beneficial holders or investment advisors or managers for such beneficial holders or discretionary accounts of such beneficial holders (collectively, the “Consenting TCEH First Lien Swap Counterparties”) that hold claims (the “TCEH First Lien Swap Claims”) against the TCEH Debtors arising out of or related to the interest rate swaps entered into by TCEH and secured by a first lien on the same collateral as the TCEH Credit Agreement Claims and TCEH First Lien Note Claims;

(l)	the undersigned beneficial holders or investment advisors or managers for such beneficial holders or discretionary accounts of such beneficial holders (collectively, the “Consenting TCEH First Lien Commodity Hedge Counterparties,” and together with the Consenting TCEH First Lien Lenders, Consenting TCEH First Lien Noteholders and Consenting TCEH First Lien Swap Counterparties, the “Consenting TCEH First Lien Creditors”) that hold claims (the “TCEH First Lien Commodity Hedge Claims,” and together with the TCEH Credit Agreement Claims, TCEH First Lien Note Claims and TCEH First Lien Swap Claims, the “TCEH First Lien Claims”) against the TCEH Debtors arising out of or related to the commodity hedges entered into by TCEH and secured by a first lien on the same collateral as the TCEH Credit Agreement Claims and TCEH First Lien Note Claims;

(m)	the undersigned beneficial holders or investment advisors or managers for such beneficial holders or discretionary accounts of such beneficial holders (collectively, the “Consenting TCEH Unsecured Noteholders”) that hold claims (the “TCEH Unsecured Note Claims”) against the TCEH Debtors arising out of the 10.25% Fixed Senior Notes due 2015 (including Series B) and 10.50%/11.25% Senior Toggle Notes due 2016 issued pursuant to that certain Indenture dated as of October 31, 2007 by and among, inter alia, TCEH and TCEH Finance, as issuers, and EFCH and the TCEH Subsidiaries, as guarantors, and Law Debenture Trust Company of New York, as successor indenture trustee to The Bank of New York Mellon (the “TCEH Unsecured Notes Indenture Trustee”);

(n)	the undersigned beneficial holders or investment advisors or managers for such beneficial holders or discretionary accounts of such beneficial holders (collectively, the “Consenting TCEH Second Lien Noteholders,” and together with the Consenting TCEH First Lien Creditors and the Consenting TCEH Unsecured Noteholders, the “Consenting TCEH Creditor Parties”) that hold claims (the “TCEH Second Lien Note Claims,” and, together with the TCEH Unsecured Note Claims, the “TCEH Note Claims”) against the TCEH Debtors arising out of the 15.0% Fixed Senior Secured Second Lien Notes due 2021 (including Series B) issued pursuant to that certain Indenture dated as of October 6, 2010, by and among, inter alia, TCEH and TCEH Finance, as issuers, EFCH and the TCEH Subsidiaries, as guarantors, and Wilmington Savings Fund Society, as successor indenture trustee to The Bank of New York Mellon; and

(o)	the statutory committee of unsecured creditors of the TCEH Debtors and EFH Corporate Services appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code by the U.S. Trustee on May 13, 2014 (the “TCEH Official Committee”).

Each Debtor, each Investor Party, each Consenting Interest Holder, each Consenting TCEH First Lien Creditor, each Consenting TCEH Unsecured Noteholder, each Consenting TCEH Second Lien Noteholder, the TCEH Official Committee, and, solely with respect to Sections 6.1 and 12.4 of this Agreement, the TCEH First Lien Agent is referred to herein as a “Party” and are collectively referred to herein as the “Parties.”

RECITALS

WHEREAS, on April 29, 2014, the Debtors commenced chapter 11 cases in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) by filing voluntary petitions for relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”), which chapter 11 cases are being jointly administered and are captioned In re Energy Future Holdings Corp., et al., Case No. 14-10979 (CSS) (the “Chapter 11 Cases”);

WHEREAS, on April 13, 2015, the Debtors filed in the Chapter 11 Cases the Joint Plan of Reorganization of Energy Future Holdings Corp., et al., Pursuant to Chapter 11 of the Bankruptcy Code [D.I. 4142] and related disclosure statement, and on July 23, 2015, the Debtors filed in the Chapter 11 Cases the Amended Joint Plan of Reorganization of Energy Future Holdings Corp., et al., Pursuant to Chapter 11 of the Bankruptcy Code [D.I. 5078] and a related disclosure statement; and on August 3, 2015, the Debtors, with the approval of the Disinterested Directors, filed in the Chapter 11 Cases the Second Amended Joint Plan of Reorganization of Energy Future Holdings Corp., et al., Pursuant to Chapter 11 of the Bankruptcy Code [D.I. 5197] (the “Initial Plan”);

WHEREAS, certain of the Parties have been engaged in good faith negotiations with each other regarding the terms of an alternative transaction or transactions (the “Restructuring Transactions”) to be implemented through a joint plan of reorganization for the Debtors in the form attached hereto as Exhibit A (as such plan may be amended from time to time in accordance with this Agreement, the “Plan”), which would amend the Initial Plan;

WHEREAS, the Plan provides, among other things, that (a) certain distributions to be made thereunder will be funded, in part, from (i) the proceeds of equity investments to be made in Parent and OV2 by the Investor Parties with respect to the indirect acquisition (“Oncor Acquisition”) by Parent and OV2 of Oncor Electric Delivery Company LLC (“Oncor”), a non-Debtor indirect subsidiary of EFH and EFIH, and (ii) proceeds from an offering of rights to purchase a portion of the common equity of Parent (the “Rights Offering”), provided, that as a condition of participating in the Rights Offering, any person (whether or not a Party to this Agreement) that elects to purchase the common equity of Parent pursuant to the Rights Offering shall affirm that such person is making its own investment decision, which is not being made in conjunction with the investment decision of any other person to acquire a predetermined percentage of Parent or EFH; (b) holders of TCEH First Lien Claims will receive, inter alia, 100% of the Reorganized TCEH Common Stock following the Preferred Stock Sale through a tax-free spin-off (the “Spin-Off”) of Reorganized TCEH (as defined in the Plan); and (c) after the Spin-Off, EFH will merge with and into Parent (the “Merger”) pursuant to the Purchase Agreement and Agreement and Plan of Merger, substantially in the form attached hereto as Exhibit B (the “Merger Agreement”);

WHEREAS, (a) the Investor Parties have agreed in accordance with and subject to the terms and conditions set forth in the Equity Commitment Letter, substantially in the form attached hereto as Exhibit C (the “Equity Commitment Letter”) to provide equity financing, on a several and not joint basis, to fund the Oncor Acquisition, and (b) the Creditor-Investor Parties have further agreed in accordance with and subject to the terms and conditions set forth in the Backstop Agreement, substantially in the form attached hereto as Exhibit D (the “Backstop Agreement”) to backstop the Rights Offering;

WHEREAS, on September 16, 2014 the parties executed, and the Bankruptcy Court so-ordered, the Stipulation and Agreed Order Regarding a Protocol for Certain Case Matters [D.I. 2051] (the “Case Matters Protocol”), as amended by the Stipulation and Agreed Order Extending Dates in Order Regarding a Protocol for Certain Case Matters [D.I. 2760], dated November 13, 2014, the Stipulation and Agreed Order Extending Dates in Order Regarding a Protocol for Certain Case Matters [D.I. 4012], dated March 31, 2015, and the Stipulation and Agreed Order Extending Dates in Order Regarding a Protocol for Certain Case Matters [D.I. 5057], dated July 21, 2015, which impose a process to govern the investigation and filing by parties in interest of motions seeking standing to commence certain claims and causes of action;

WHEREAS, on February 19, 2015, the (a) TCEH Official Committee filed the Motion of the Official Committee of Unsecured Creditors for Entry of an Order Granting Exclusive Standing and Authority to Commence, Prosecute, and Settle Certain Claims for Declaratory Judgment, Avoidance and Recovery of Liens, Security Interests, Obligations, Fees, and Interest Payments, and Disallowance of Claims [D.I. 3593] (the “TCEH Official Committee Standing Motion”), (b) ad hoc group of holders of TCEH Unsecured Note Claims filed the Motion of the Ad Hoc Group of TCEH Unsecured Noteholders for Entry of an Order Granting Standing and Authority to Commence, Prosecute, and Settle Certain Claims for Declaratory Judgment, Avoidance and Recovery of Liens, Security Interests, Obligations, Fees, and Interest Payments, and Disallowance of Claims [D.I. 3603] (the “TCEH Ad Hoc Standing Motion”), and (c) the statutory committee of unsecured creditors of EFH, EFIH, EFIH Finance, and EECI, Inc. appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code by the U.S. Trustee on October 27, 2014 (the “EFH Official Committee”) filed the Motion of the EFH Official Committee for Entry of an Order Granting Derivative Standing and Authority to Prosecute and Settle Claims on Behalf of the Luminant Debtors’ Estates [D.I. 3605] (the “EFH Official Committee Standing Motion,” and together with the TCEH Official Committee Standing Motion and the TCEH Ad Hoc Standing Motion, the “TCEH First Lien Standing Motions”);

WHEREAS, in accordance with the Case Matters Protocol, on March 31, 2015, and on April 30, 2015, the TCEH Official Committee sent a letter to the Debtors identifying general categories of alleged claims and causes of action, including against other Debtors, the TCEH Debtors’ and the other Debtors’ directors and officers, and the Sponsors, belonging to the TCEH Debtors’ estates that the TCEH Official Committee may seek standing to pursue, including claims and causes of action for fraudulent transfers under state law and sections 544 and 548 of the Bankruptcy Code, preferential transfers under section 547 of the Bankruptcy Code, breach of fiduciary duty, aiding and abetting breach of fiduciary duty, breach of contract, and/or unjust enrichment (the “TCEH Committee Litigation Letters”);

WHEREAS, in accordance with the Case Matters Protocol, on April 30, 2015, the TCEH Unsecured Group sent a letter to counsel to the Debtors identifying general categories of alleged inter-Debtor and other claims and causes of action, including against other Debtors, the TCEH Debtors’ and the other Debtors’ directors and officers, and the Sponsors, belonging to the TCEH Debtors’ estates that the TCEH Unsecured Group may seek standing to pursue, including claims and causes of action for fraudulent transfers under state law and sections 544 and 548 of the Bankruptcy Code, preferential transfers under section 547 of the Bankruptcy Code, breaches of fiduciary duty, aiding and abetting breaches of fiduciary duty, breaches of contract, and unjust enrichment (the “TCEH Unsecured Group Litigation Letter,” and together with the TCEH Committee Litigation Letters, the “Litigation Letters”);

WHEREAS, certain of the Parties also have been engaged in good faith negotiations with each other regarding the terms of a settlement of, among other things, (a) claims against the Consenting Interest Holders and affiliates thereof, (b) claims against the holders of TCEH First Lien Claims, including those described in the TCEH First Lien Standing Motions, and (c) certain intercompany claims by and between the Debtors, and such Parties have reached agreement with each other with respect to such settlement (the “Claims Settlement”), including the releases of such claims, on the terms and conditions set forth in the Settlement Agreement, to which this Agreement is attached as an exhibit (the “Settlement Agreement”);

WHEREAS, the Parties desire to pursue and support the Plan and Restructuring Transactions and the Claims Settlement in accordance with the terms of this Agreement;

WHEREAS, the Debtors, the Creditor-Investor Parties, the Consenting Interest Holders, the Consenting TCEH Creditor Parties, and the TCEH Official Committee also have been engaged in good faith negotiations with each other regarding certain terms of any alternative restructuring transaction that certain of such Parties would support pursuant to the terms of this Agreement if the Plan is not consummated, which terms are set forth in Section 6.1 hereof (any one or more alternative restructuring transactions, plans of reorganization, sales, liquidations, or structured dismissals containing or otherwise implementing, and not inconsistent with, such terms that are either filed by the Debtors or filed or supported by the Required TCEH First Lien Creditors (as defined below), an “Alternative Restructuring”);

WHEREAS, the Debtors, the Consenting Interest Holders, the Consenting TCEH Creditor Parties, and the TCEH Official Committee will pursue and/or support an Alternative Restructuring in accordance with the terms of this Agreement; and

WHEREAS, certain of the Parties entered into a plan support agreement, dated as of August 9, 2015, and desire to amend and restate such plan support agreement in accordance with the terms thereof as set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound, agrees as follows:

Section 1. Effective Date of Agreement.

This Agreement shall be immediately effective and binding on each Party, other than the Debtors, upon the execution and delivery by such Party to the other Parties, pursuant to Section 14.8 hereof, of a signature page of this Agreement, whether such execution or delivery occurs before or after the filing of this Agreement with the Bankruptcy Court; provided, however, that this Agreement shall become effective and binding with respect to the Debtors upon the date of entry by the Bankruptcy Court of the PSA Approval Order (as defined below).

For the avoidance of doubt, subject to the Parties rights under Section 12, the Parties (other than the Debtors, to the extent set forth in this Section 1) shall be bound to this Agreement on the Agreement Effective Date whether or not the Bankruptcy Court enters the Settlement Order, the Disclosure Statement Order, the Rights Offering Procedures Order, the Alternative APA Order, the Confirmation Order, the Approval Order, the Alternative Plan Disclosure Statement Order, or the Alternative Plan Confirmation Order (all as defined below). Notwithstanding the occurrence of a Plan Support Termination Event, a Party’s obligations with respect to an Alternative Restructuring pursuant to, inter alia, Section 5 will remain in full force and effect unless and until such Party’s obligations under this Agreement are terminated pursuant to Section 12.

Section 2. Exhibits Incorporated by Reference.

Each of the exhibits attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include the exhibits hereto. In the event of any inconsistency between this Agreement and the Plan, the Plan shall govern. In the event of any inconsistency between this Agreement (without reference to the exhibits) and the exhibits other than the Plan, this Agreement (without reference to the exhibits) shall govern. In the event of any inconsistency between this Agreement and any Alternative Plan or Alternative APA, the Alternative Plan or Alternative APA, as applicable, shall govern; provided, however, for the avoidance of doubt, any Alternative Plan or Alternative APA shall contain or otherwise implement the Required Alternative Terms (as defined below).

Section 3. Definitive Documentation.

3.1	Definitive Documents With Respect to the Restructuring Transactions.

The definitive documents and agreements governing the Plan and Restructuring Transactions (collectively, the “Definitive Restructuring Documents”) shall include:

(a) (i) the Settlement Agreement, (ii) the motion to approve the Claims Settlement, the Debtors’ entry into the Settlement Agreement, and the Debtors’ performance of their obligations thereunder (the “Settlement Motion”), and (iii) the order of the Bankruptcy Court approving the relief requested in the Settlement Motion (the “Settlement Order”);

(b) the motion to approve the Debtors’ entry into and performance under this Agreement, and the order of the Bankruptcy Court approving the Debtors’ entry into and performance under this Agreement (the “PSA Approval Order”), which may only be entered following entry of the Amended Cash Collateral Order (as defined in Section 10 of this Agreement) by the Bankruptcy Court, unless otherwise agreed by the Debtors;

(c) the motion to approve the Backstop Agreement, the Merger Agreement, and related agreements, and the Debtors’ performance of their obligations thereunder (the “Approval Motion”) and the order of the Bankruptcy Court approving the relief requested in the Approval Motion (the “Approval Order”);

(d) the Plan and each document or agreement contemplated in connection with consummation of the Plan, including the Backstop Agreement, the Merger Agreement, the Tax Matters Agreement, substantially in the form attached hereto as Exhibit E, and all related agreements contemplated by the foregoing;

(e) the order of the Bankruptcy Court confirming the Plan and authorizing all of the transactions and agreements contemplated by the Plan (the “Confirmation Order”);

(f) the disclosure statement relating to the Plan (the “Disclosure Statement”), the other solicitation materials in respect of the Plan (the “Solicitation Materials,” which shall include the Disclosure Statement), and the order entered by the Bankruptcy Court approving the Solicitation Materials as containing, among other things, “adequate information” as required by section 1125 of the Bankruptcy Code (the “Disclosure Statement Order”);

(g) the Equity Commitment Letter for each Investor Party listed therein;

(h) the materials and procedures for solicitation of the Rights Offering (the “Rights Offering Procedures”), including the registration statement and related documents and materials to be filed with the Securities and Exchange Commission in connection therewith, the motion to approve the Rights Offering Procedures (the “Rights Offering Motion”), and the order of the Bankruptcy Court granting the Rights Offering Motion and approving the Rights Offering Procedures (the “Rights Offering Procedures Order”);

(i) the commitment letters with respect to the Reorganized EFIH Debt Facilities (the “Debt Commitment Letters”) and all Reorganized EFIH Debt Documents;

(j) the Reorganized TCEH Debt Documents and any commitment letters with respect thereto; and

(k) all other documents that will comprise supplements to the Plan.

Certain of the Definitive Restructuring Documents remain subject to negotiation and completion and shall, upon completion, contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement, and shall otherwise be in form and substance reasonably acceptable to the Debtors, the Consenting Interest Holders, the Required Investor Parties, the Required TCEH Creditor Parties, and the TCEH Official Committee; provided, however, that if the proposed terms, conditions, representations, warranties, and covenants of such Definitive Restructuring Document would have a material, disproportionate, and adverse effect on any Party (in any capacity) relative to any other Party, then the consent of each such disproportionately affected Party shall also be required to complete such Definitive Restructuring Document. Each Party agrees that it shall act in good faith and use and undertake all commercially reasonable efforts to negotiate and finalize the terms of the Definitive Restructuring Documents.

For the avoidance of doubt, and in addition to any provision in any of the underlying operative documents, once the Definitive Restructuring Documents have been finalized pursuant to this Section 3.1, such documents shall not be further amended, supplemented, or modified in any material respect without the consent (not to be unreasonably withheld) of the Debtors, the Consenting Interest Holders, the Required Investor Parties (as defined below), the Required TCEH Creditor Parties (as defined below), and the TCEH Official Committee; provided, however, that if the proposed modification, amendment, or supplement has a material, disproportionate, and adverse effect on any Party (in any capacity) relative to any other Party, then the consent of each such disproportionately affected Party shall also be required to effectuate such modification, amendment, or supplement. Notwithstanding the foregoing, no Party’s consent shall be required under this Agreement to amend the Equity Commitment Letter to reflect a reduction or transfer of an Investment Commitment (as defined in the Equity Commitment Letter) in accordance with the Equity Commitment Letter, to amend the Guarantee to reflect a reduction or transfer or assignment thereunder in accordance with the Guarantee or to amend the Backstop Agreement to reflect a reduction or transfer of a Backstop Commitment (as defined in the Backstop Agreement) in accordance with the Backstop Agreement, each of which amendments shall be governed solely by the Equity Commitment Letter, the Guarantee, and the Backstop Agreement, respectively. For purposes of this Agreement, (a) “Required Investor Parties” shall mean at least 50.10% in number of unaffiliated Investor Parties holding in the aggregate at least 66.67% in amount of the aggregate amount of (i) “Investment Commitments” (as defined in the Equity Commitment Letter) set forth on Exhibit A to the Equity Commitment Letter (as amended from time to time in accordance therewith and with this Agreement) and (ii) “Backstop Commitments” (as defined in the Backstop Agreement) set forth on Schedule 1 to the Backstop Agreement (as amended from time to time in accordance therewith and with this Agreement), provided, however, that on and after the date that the Merger Agreement is executed by the parties thereto, “Required Investor Parties” shall mean Parent; (b) “Required TCEH Unsecured Noteholders” shall mean at least three unaffiliated Consenting TCEH Unsecured Noteholders holding in the aggregate at least 50.1% in principal amount of the aggregate principal amount of the TCEH Unsecured Note Claims held by the Consenting TCEH Unsecured Noteholders at such time; (c) “Required TCEH First Lien Creditors” shall mean at least five unaffiliated Consenting TCEH First Lien Creditors that are members of the TCEH First Lien Ad Hoc Committee holding in the aggregate at least 50.1% in principal amount of the aggregate principal amount of the TCEH First Lien Claims held by the Consenting TCEH First Lien Creditors that are members of the TCEH First Lien Ad Hoc Committee at such time; (d) “Required TCEH Second Lien Noteholders” shall mean at least two unaffiliated Consenting

TCEH Second Lien Noteholders holding in the aggregate at least 50.1% in principal amount of the aggregate principal amount of the TCEH Second Lien Note Claims held by the Consenting TCEH Second Lien Noteholders at such time; and (e) “Required TCEH Creditor Parties” shall mean, collectively, the Required TCEH Unsecured Noteholders, the Required TCEH First Lien Creditors, and the Required TCEH Second Lien Noteholders.

3.2	Definitive Documents With Respect to an Alternative Restructuring.

The definitive documents and agreements governing an Alternative Restructuring (collectively, the “Alternative Restructuring Documents”) shall include:

(a) a plan of reorganization (an “Alternative Plan”), asset purchase agreement or other similar document or agreement that effectuates an Alternative Restructuring (an “Alternative APA”), and each other document or agreement contemplated in connection with consummation of an Alternative Restructuring, provided, for the avoidance of doubt, that any Alternative Plan may be incorporated into the Plan at any time during the Alternative Restructuring Support Period;

(b) if an Alternative Restructuring is to be consummated pursuant to an Alternative Plan, the order of the Bankruptcy Court confirming the Alternative Plan and authorizing all of the transactions and agreements contemplated by the Alternative Plan (the “Alternative Plan Confirmation Order”), and all pleadings in support of entry of the Alternative Plan Confirmation Order;

(c) if an Alternative Restructuring is to be consummated pursuant to an Alternative Plan, the disclosure statement relating to the Alternative Plan (the “Alternative Plan Disclosure Statement”), the other solicitation materials in respect of Alternative Plan (the “Alternative Plan Solicitation Materials,” which shall include the Alternative Plan Disclosure Statement), the motion to approve the Alternative Plan Disclosure Statement (if any), and the order entered by the Bankruptcy Court approving the Alternative Plan Solicitation Materials as containing, among other things, “adequate information” as required by section 1125 of the Bankruptcy Code (the “Alternative Plan Disclosure Statement Order”); provided, however, for the avoidance of doubt, that, at any time during the Alternative Restructuring Support Period, the Alternative Plan Disclosure Statement Order may be incorporated in the Disclosure Statement Order, the Alternative Plan Solicitation Materials may be incorporated in the Plan Solicitation Materials, and the Alternative Plan Confirmation Order may be incorporated in the Confirmation Order;

(d) if an Alternative Restructuring is to be consummated pursuant to an Alternative APA, the order(s) of the Bankruptcy Court approving such Alternative APA and authorizing all of the transactions, agreements, and relief contemplated by the Alternative APA (the “Alternative APA Order”), and all pleadings in support of entry of the Alternative APA Order;

(e) the Settlement Agreement and Settlement Order; and

(f) all other documents that will comprise supplements to the Alternative Plan.

Certain of the Alternative Restructuring Documents remain subject to negotiation and completion and shall, upon completion, contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement, including the Required Alternative Terms. So long as the Alternative Restructuring Documents contain or otherwise implement and are not inconsistent with the Required Alternative Terms, such Alternative Restructuring Documents shall be deemed to be acceptable for all purposes to the Consenting Interest Holders, the Consenting TCEH Unsecured Noteholders, the Consenting TCEH Second Lien Noteholders, and the TCEH Official Committee. For the avoidance of doubt, and notwithstanding any provision to the contrary in any of the underlying operative documents, once the Alternative Restructuring Documents have been finalized pursuant to this Section 3.2, such documents shall not be further amended, supplemented or modified in any material respect without the consent (not to be unreasonably withheld) of the Debtors and the Required TCEH First Lien Creditors; provided, however, that if the proposed modification, amendment, or supplement has a material, disproportionate, and adverse effect on any Party (in any capacity), then the consent of each such disproportionately affected Party shall also be required to effectuate such modification, amendment, or supplement; provided further, however, that if the Debtors did not file or support the Alternative Restructuring to which such Alternative Restructuring Documents pertain, then the Debtors’ consent shall not be required to amend, supplement or modify such Alternative Restructuring Documents. Each Consenting Interest Holder, each Consenting TCEH Creditor Party and the TCEH Official Committee agrees that it shall act in good faith and use and undertake all commercially reasonable efforts to take such actions as are reasonably necessary to finalize the terms of the Alternative Restructuring Documents.

Section 4. Commitments Regarding the Plan and Restructuring Transactions.

4.1	Commitments of the Investor Parties, Consenting Interest Holders, and Consenting TCEH Creditor Parties.

During the period beginning on the Agreement Effective Date and ending on the earlier to occur of the Plan Support Termination Date (as defined in Section 11 hereof) and the Agreement Termination Date (as defined in Section 12 hereof) applicable to the Party (such period, the “Plan Support Effective Period”), each Investor Party, Consenting Interest Holder, and Consenting TCEH Creditor Party agrees that:

(a) subject to receipt of the Disclosure Statement approved by the Bankruptcy Court as containing “adequate information” as such term is defined in section 1125 of the Bankruptcy Code, and the other Solicitation Materials approved by the Bankruptcy Court, it shall:

(i) to the extent a class of claims or interests against or in the Debtors (the “Debtor Claims/Interests”) is permitted to vote to accept or reject the Plan, vote each such claim or interest it holds in such class to accept the Plan by delivering its duly executed and completed ballot(s) accepting the Plan on a timely basis following the commencement of the solicitation;

(ii) to the extent it is permitted to elect whether to opt out of the releases set forth in the Plan, not elect to opt out of the releases set forth in the Plan by timely delivering its duly executed and completed ballot(s) indicating such election; and

(iii) not change or withdraw (or cause to be changed or withdrawn) any such vote or election;

(b) it shall (i) use commercially reasonable efforts to assist the Debtors in obtaining entry of the Settlement Order, the Scheduling Order Amendments, the PSA Approval Order, the Approval Order, the Disclosure Statement Order, the Rights Offering Procedures Order, and the Confirmation Order and consummation of the Plan as soon as reasonably practicable in accordance with the Bankruptcy Code and on terms consistent with this Agreement, including within the time frames contemplated in this Agreement, and (ii) execute and deliver any other agreements reasonably required to effectuate and consummate the Plan and Restructuring Transactions;

(c) it shall not directly or indirectly, or encourage any other entity to directly or indirectly, (i) object to, delay, impede, or take any other action or any inaction to interfere with the acceptance, implementation, consummation, or amendment (whether before or after confirmation, provided that such amendment is consistent with this Agreement, including Section 13) of the Plan and Restructuring Transactions and the Claims Settlement; (ii) propose, file, support, vote for, or take any other action in furtherance of any restructuring, workout, plan of arrangement, or plan of reorganization for the Debtors other than the Plan, including, for the avoidance of doubt, making or supporting any filings with the Bankruptcy Court or any regulatory agency, including the Public Utility Commission of Texas (the “PUCT”) and the United States Nuclear Regulatory Commission (the “NRC”), or making or supporting any press release, press report or comparable public statement, or filing with respect to any restructuring, workout, plan of arrangement, or plan of reorganization for the Debtors other than the Plan; or (iii) exercise any right or remedy for the enforcement, collection, or recovery of any claim against the Debtors or any direct or indirect subsidiaries of the Debtors that are not Debtors other than as expressly permitted by the Plan, the Merger Agreement, and the Settlement Agreement; provided, however, that notwithstanding the foregoing, (Y) each Party may file with the Bankruptcy Court all documents necessary to obtain approval of this Agreement and the Claims Settlement and entry of the Scheduling Order Amendments, PSA Approval Order, the Approval Order, and the Settlement Order, and (Z) each Party (subject to Section 4.4 with respect to the Investor Parties) may, during and after the Plan Support Effective Period, (I) solicit from (other than within the meaning of 11 U.S.C. § 1125), and negotiate with the Debtors and/or their other stakeholders, facilitate, and document the other terms of an Alternative Restructuring, (II) solicit from (other than within the meaning of 11 U.S.C. § 1125) and negotiate with the Debtors and/or their other stakeholders, facilitate, and document the terms of another plan or other restructuring transaction that contains the Required Alternative Terms, and (III) solicit from and enter into an agreement or agreements with the Debtors and/or their other stakeholders regarding support for and/or financing of such Alternative Restructuring or other restructuring so long as entering into such agreement or agreements does not violate such Party’s commitments and obligations under this Agreement; provided, however, that each Party shall use commercially reasonable efforts (x) to keep confidential any solicitation, negotiation, facilitation, and documentation by such Party of an Alternative Restructuring and (y) to enter into a confidentiality agreement with any counterparty to any agreement regarding support for and/or financing of an Alternative Restructuring, which confidentiality agreement provides that the existence and material terms of such Alternative Restructuring shall be kept confidential and shall not be publicly disclosed, except in each case to the extent required by applicable law or pursuant to such confidentiality agreements (including any “cleansing” provisions set forth in such confidentiality agreements) as determined by such Party in its sole and absolute discretion, and the Parties each waive any right to challenge such a determination made by any other Party;

(d) it (i) shall refrain from supporting the allowance or payment of any make-whole claim on account of the prepayment, repayment, or other redemption of any debt incurred by EFH or EFIH or their predecessors and (ii) shall not object, encourage others to object, or support any objection to the payment of postpetition interest (if any) at the Federal Judgment Rate to any of the unsecured creditors of EFH, EFIH, or EFIH Finance; provided, however, for the avoidance of doubt, nothing in this Agreement shall or shall be deemed to be an agreement by a Party that holds claims or interests in a particular class of claims or interests under the Plan to accept a treatment of such claims or interests under the Plan that is different from or less favorable than the treatment provided to other claims or interests in the same such class under the Plan; provided further, that any offer made by a Party (including, for the avoidance of doubt, the Debtors) to holders of any unsecured claims against EFH, EFIH, or EFIH Finance in settlement or compromise of disputes relating to any make-whole claim on account of the prepayment, repayment or other redemption of any debt incurred by EFH or EFIH or payment of postpetition interest at the Federal Judgment Rate with respect to such debt shall also be made, on terms no less favorable (including with respect to the dates between which such holders may consider such offer), to any Investor Party, Consenting Interest Holder, or Consenting TCEH Creditor Party that is a holder of the same type of unsecured claim against EFH, EFIH, or EFIH Finance;

(e) in the case of the Investor Parties, without limiting the last sentence of Section 9.9(a) of the Merger Agreement, it shall use commercially reasonable efforts to consummate the registration of common equity of Parent in connection with the Rights Offering and the funding of the proceeds of the Rights Offering and the equity financings contemplated by the Backstop Agreement and the Equity Commitment Letter into the Escrow Account (as such term is defined in the Backstop Agreement) as soon as practicable in accordance with the terms and conditions of the Backstop Agreement and the Equity Commitment Letter; and

(f) it shall not direct any administrative agent, collateral agent, or indenture trustee (as applicable) to take any action inconsistent with such Party’s respective obligations under this Agreement, and if any applicable administrative agent, collateral agent, or indenture trustee takes any action inconsistent with a Party’s obligations under this Agreement, such Party shall promptly direct such administrative agent, collateral agent, or indenture trustee to cease and refrain from taking any such action; provided, however, that GSO and Avenue shall not be required to (i) direct any trustee with respect to their E-Side Claims (as defined below) to take any action that would be materially adverse to such claims, or (ii) affirmatively take any action under Section 4.1(b) above that would be materially adverse to such E-Side Claims, provided, further, however, that such Parties shall take no action in opposition of or otherwise inconsistent with the terms of the Settlement Agreement, whether or not approved by the Bankruptcy Court.

4.2	Commitments of the TCEH Official Committee.

During the Plan Support Effective Period, the TCEH Official Committee, in its capacity as a fiduciary for the unsecured creditors of the TCEH Debtors and EFH Corporate Services, agrees that:

(a) it shall (i) use commercially reasonable efforts to assist the Debtors in obtaining entry of the Settlement Order, the PSA Approval Order, the Approval Order, the Disclosure Statement Order, the Rights Offering Procedures Order, and the Confirmation Order and consummation of the Plan as soon as reasonably practicable in accordance with the Bankruptcy Code and on terms consistent with this Agreement, including within the timeframes contemplated by this Agreement, and (ii) execute and deliver any other agreements reasonably required to effectuate and consummate the Plan and Restructuring Transactions;

(b) it shall not directly or indirectly, or encourage any other entity to directly or indirectly, (i) object to, delay, impede, or take any other action or any inaction to interfere with the acceptance, implementation, consummation or amendment (whether before or after confirmation, provided that such amendment is consistent with this Agreement, including Section 13) of the Plan and Restructuring Transactions and the Claims Settlement; (ii) propose, file, support, or take any other action in furtherance of any restructuring, workout, plan of arrangement, or plan of reorganization for the Debtors other than the Plan, including, for the avoidance of doubt, making or supporting any filings with the Bankruptcy Court or any regulatory agency, including the PUCT and the NRC, or making or supporting any press release, press report or comparable public statement, or filing with respect to any restructuring, workout, plan of arrangement, or plan of reorganization for the Debtors other than the Plan; or (iii) exercise any right or remedy for the enforcement, collection, or recovery of any claim against the Debtors or any direct or indirect subsidiaries of the Debtors that are not Debtors other than as expressly permitted by the Plan and the Settlement Agreement; provided, however, that notwithstanding the foregoing, (Y) each Party may file with the Bankruptcy Court all documents necessary to obtain approval of this Agreement and the Claims Settlement and entry of the PSA Approval Order, the Approval Order, and the Settlement Order and (Z) each Party (subject to Section 4.4 with respect to the Investor Parties) may, during and after the Plan Support Effective Period, (I) solicit from (other than within the meaning of 11 U.S.C. § 1125), and negotiate with the Debtors and/or their other stakeholders, facilitate, and document the other terms of an Alternative Restructuring, (II) solicit from (other than within the meaning of 11 U.S.C. § 1125) and negotiate with the Debtors and/or their other stakeholders, facilitate, and document the terms of another plan or other restructuring transaction that contains the Required Alternative Terms, and (III) solicit from and enter into an agreement or agreements with the Debtors and/or their other stakeholders regarding support for and/or financing of such Alternative Restructuring or other restructuring so long as entering into such agreement or agreements does not violate such Party’s commitments and obligations under this Agreement; provided, however, that each Party shall use commercially reasonable efforts (x) to keep confidential any solicitation, negotiation, facilitation, and documentation by such Party of an Alternative Restructuring and (y) to enter into a confidentiality agreement with any counterparty to any agreement regarding support for and/or financing of an Alternative Restructuring, which confidentiality agreement provides that the existence and material terms of such Alternative Restructuring shall be kept confidential and shall not be publicly disclosed, except in each case to the extent required by applicable law or pursuant to such confidentiality agreements (including any “cleansing” provisions set forth in such confidentiality agreements) as determined by such Party in its sole and absolute discretion, and the Parties each waive any right to challenge such a determination made by any other Party; provided, further, however, that nothing in this Agreement shall affect the obligations of the TCEH Official Committee, if any, to coordinate discovery propounded in connection with confirmation pursuant to the Order (A) Scheduling Certain Hearing Dates and Deadlines, (B) Establishing Certain Protocols in Connection with the Confirmation of Debtors’ Plan of Reorganization, and (C) Revising Certain Dates in the Disclosure Statement Scheduling Order [D.I. 4916]; and

(c) it shall (i) refrain from supporting the allowance or payment of any make-whole claim on account of the prepayment, repayment, or other redemption of any debt incurred by EFH or EFIH and (ii) not object, encourage others to object, or support any objection to the payment of postpetition interest (if any) at the Federal Judgment Rate to any of the unsecured creditors of EFH, EFIH, or EFIH Finance.

4.3	Commitments of the Debtors.

(a) During the Plan Support Effective Period, the Debtors shall use commercially reasonable efforts to: (i) file, as soon as reasonably practicable, the Plan (which shall amend and supersede the Initial Plan), the Disclosure Statement, and the Settlement Motion; (ii) file, as soon as reasonably practicable, the motion seeking approval of the Debtors’ entry into and performance under the Backstop Agreement and the Merger Agreement; (iii) file on or before 28 days after the Debtors’ execution of this Agreement, the Supplemental Ruling Request pursuant to Section 10(e) hereof; (iv) take all steps reasonably necessary or desirable to obtain orders of the Bankruptcy Court (A) on or before September 30, 2015, approving the Debtors’ entry into and performance under this Agreement, (B) on or before October 31, 2015, approving the Disclosure Statement, and (C) on or before December 15, 2015, confirming the Plan, the Settlement Agreement, and the Debtors’ entry into and performance under the Settlement Agreement, the Backstop Agreement, and the Merger Agreement; (v) take all steps reasonably necessary to consummate the Rights Offering and the registration of common equity of Parent in connection therewith as soon as practicable, including by providing all assistance and cooperation reasonably requested by Parent in connection therewith in accordance with EFH’s and EFIH’s obligations pursuant to Section 8.4 of the Backstop Agreement; (vi) support and take all steps reasonably necessary or desirable to consummate as soon as possible, and in any event no later than April 30, 2016 (subject to extension in accordance with Section 11(g)), the Plan and Restructuring Transactions in accordance with this Agreement, including the preparation, execution (where applicable) and filing of the Definitive Restructuring Documents within the dates provided herein and therein; (vii) execute and deliver any other agreements reasonably required to effectuate and consummate the Plan and Restructuring Transactions as soon as reasonably practicable, and in any event no later than April 30, 2016 (subject to extension in accordance with Section 11(g)); (vii) take all steps reasonably necessary to obtain any and all required regulatory and/or third-party approvals for the Restructuring Transactions as soon as possible, and in any event no later than April 30, 2016 (subject to extension in accordance with Section 11(g)); (ix) take all other steps reasonably necessary to complete the Restructuring Transactions consistent with the dates provided herein; (x) agree to an indefinite adjournment of any litigation or requests for standing to pursue litigation, and any related deadlines, with respect to any claim or cause of action that is proposed to be settled pursuant to the Plan or the Settlement Agreement, and upon entry of the Settlement Order, agree to dismissal or withdrawal, with prejudice, of any such litigation or request; (xi) not object to, delay, impede, or take any other action or any inaction that is inconsistent with or is intended to interfere with acceptance, implementation, consummation, or amendment (whether before or after confirmation, provided that such amendment is consistent with this Agreement, including Section 13) of the Plan and Restructuring Transactions and the Claims Settlement; and (xii) not propose, file, support, or take any other action in furtherance of any restructuring, workout, plan of arrangement, or plan of reorganization for the Debtors other than the Plan, including, for the avoidance of doubt, making or supporting any filings with the Bankruptcy Court or any regulatory agency, including the PUCT, or making or supporting any public statements with respect to any restructuring, workout, plan of arrangement, or plan of reorganization for the Debtors other than the Plan; provided, however, that notwithstanding the foregoing, (Y) the Debtors may file with the Bankruptcy Court all documents necessary to obtain approval of this Agreement and the Claims Settlement and entry of the PSA Approval Order, the Approval Order, and the Settlement Order, and (Z) the Debtors may, during and after the Plan Support Effective Period, (I) solicit (other than within the meaning of 11 U.S.C. § 1125), negotiate, facilitate, and document the other terms of an Alternative Restructuring, (II) solicit (other than within the meaning of 11 U.S.C. § 1125), negotiate, facilitate, and document the terms of another plan or other restructuring transaction that contains the Required Alternative Terms, and (III) solicit and enter into an agreement or agreements regarding support for and/or financing of such Alternative Restructuring or other restructuring so long as entering into such agreement or agreements does not violate the Debtors’ commitments and obligations under this Agreement; provided, however, that the Debtors shall use commercially reasonable efforts (x) to keep confidential any solicitation, negotiation, facilitation, and documentation by the Debtors of an Alternative Restructuring and (y) to enter into a confidentiality agreement with any counterparty to any agreement regarding support for and/or financing of an Alternative Restructuring, which confidentiality agreement provides that the existence and material terms of such Alternative Restructuring shall be kept confidential and shall not be publicly disclosed, except in each case to the extent required by applicable law or pursuant to such confidentiality agreements (including any “cleansing” provisions set forth in such confidentiality agreements) as determined by the Debtors in their sole and absolute discretion, and the Parties each waive any right to challenge such a determination made by the Debtors. Additionally, during the Plan Support Effective Period, the Debtors shall use commercially reasonable efforts to substantially complete the process of reconciling claims prior to the Effective Date of the Plan.

(b) The Debtors, the Investor Parties, Consenting Interest Holders, Consenting TCEH Creditor Parties, and the TCEH Official Committee represent and warrant to each of the other Parties that there are no currently effective agreements (oral or written) or understandings, with respect to any plan of reorganization or liquidation, proposal, offer, dissolution, winding up, liquidation, reorganization, merger, consolidation, business combination, joint venture, partnership, sale of assets or equity interests or restructuring (other than the Definitive Restructuring Documents, the Alternative Restructuring Documents, and any other proposals, agreements, or understandings relating to the Plan or an Alternative Restructuring) involving the Debtors, or any of their assets, properties or businesses (an

“Alternative Proposal”). If the Debtors make or receive a written proposal or expression of interest regarding an Alternative Proposal during the Plan Support Effective Period that is reasonably likely to lead to a Superior Proposal (as defined in the Merger Agreement), the Debtors shall promptly notify counsel to the Parties of any such proposal or expression of interest relating to an Alternative Proposal, with such notice to include the material terms thereof, including (unless prohibited by a separate agreement) the identity of the person or group of persons involved. The Debtors shall promptly furnish counsel to the Parties with copies of any written offer or other information that they make or receive relating to an Alternative Proposal and shall keep counsel to the Parties reasonably informed of any material changes to such Alternative Proposal. The Debtors shall not enter into any confidentiality agreement with a party proposing an Alternative Proposal unless such party consents to identifying and providing to counsel to the Parties (under a reasonably acceptable confidentiality agreement) the information contemplated under this Section 4.3(b).

(c) Notwithstanding anything to the contrary in this Agreement, (i) the board of directors, the board of managers, or any such similar governing body of a Debtor shall be permitted to take (or permitted to refrain from taking) any action with respect to the Restructuring Transactions to the extent such board of directors, board of managers, or such similar governing body determines, in good faith based upon advice of counsel, that taking such action, or refraining from taking such action, as applicable, is reasonably required to comply with applicable law, including its fiduciary duties, and (ii) the officers and employees of the Debtors shall not be required to take any actions inconsistent with applicable law.

4.4	Commitments Between and Among Investor Parties Regarding Alternative Restructurings.

During the Plan Support Effective Period, each Investor Party agrees that: (a) prior to entering into any discussions with any person regarding an Alternative Restructuring, such Investor Party shall provide to each other Investor Party (i) written notice of such proposed discussions and (ii) a reasonable opportunity to participate in any such discussions; and (b) such Investor Party shall not enter into any agreement regarding an Alternative Restructuring absent written consent from the other Investor Parties; provided, however, that this Section 4.4 shall not apply to such discussions or agreements with any Investor Party to the extent such discussions or agreements relate solely to such Investor Party’s capacity in an Alternative Restructuring as a holder of E-Side Claims.

4.5	Commitments of the TCEH First Lien Creditors.

During the Plan Support Effective Period and the Alternative Restructuring Support Period, each Consenting TCEH First Lien Creditor agrees that it shall: (a) use its commercially reasonable efforts to support an expeditious resolution of the claims and causes of action set forth in the TCEH First Lien Note Intercreditor Action (as defined in the Plan); (b) not directly or indirectly, or encourage any other entity to directly or indirectly, object to, delay, impede, or otherwise oppose entry of a reasonable scheduling order by the Bankruptcy Court with respect to the TCEH First Lien Note Intercreditor Action that provides for the conclusion of briefing and oral argument, if any, on or prior to November 3, 2015; (c) to the extent it holds any TCEH First Lien Note Claims, use its commercially reasonable efforts to direct the TCEH First Lien Notes Trustee (as defined in the Plan) to amend the complaint in the TCEH First Lien Note Intercreditor Action as soon as reasonably practicable to include any claim or cause of action that the TCEH First Lien Creditor Distributions (as defined in the Plan) should be based on the TCEH First Lien Creditor Postpetition Interest Allocated Claim Amounts (as defined in the Plan) (hereinafter referred to as it relates to distributions under the Plan as the “TCEH First Lien Creditor Plan Distribution Allocation Dispute” and as it relates to Adequate Protection Payments (as defined in the Cash Collateral Order) the “TCEH First Lien Creditor Adequate Protection Payment Allocation Dispute”); and (d) to the extent it holds any TCEH Credit Agreement Claims, not consent to, and not direct the TCEH First Lien Agent to execute, any amendments, modifications, waivers, or terminations of the TCEH First Lien Intercreditor Agreement (as defined in the Plan) that would, directly or indirectly, adversely affect any of the claims, causes of action, counterclaims, or defenses of the parties to the TCEH First Lien Creditor Plan Distribution Allocation Dispute or the TCEH First Lien Creditor Adequate Protection Payment Allocation Dispute, without the consent of each Consenting TCEH First Lien Creditor; provided, however, that nothing herein shall limit the ability to assert any defenses or counterclaims to the complaint or amended complaint or to file any pleading, motion, or other document in the TCEH First Lien Creditor Plan Distribution Allocation Dispute or the TCEH First Lien Creditor Adequate Protection Payment Allocation Dispute; provided, further, however, for the avoidance of doubt, nothing in this Section 4.5 shall relieve any Consenting TCEH First Lien Creditor of its obligations under Section 4.1 hereof, and the Parties agree that nothing with respect to the TCEH First Lien Creditor Plan Distribution Allocation Dispute or the TCEH First Lien Creditor Adequate Protection Payment Allocation Dispute is intended to, and no Party shall take any action or inaction that would cause such disputes to, interfere with or delay in any material way the confirmation, implementation, and consummation of the Plan and Restructuring Transactions, including within the time frames contemplated under this Agreement. Further, in connection with the foregoing commitment contained in subsection (d) of this Section 4.5, each Consenting TCEH First Lien Lender represents that it has not previously directed the TCEH First Lien Agent to execute any amendments, modifications, waivers, or terminations of the TCEH First Lien Intercreditor Agreement that would adversely affect any of the claims, causes of action, counterclaims, or defenses of the parties to the TCEH First Lien Creditor Plan Distribution Allocation Dispute or the TCEH First Lien Creditor Adequate Protection Payment Allocation Dispute.

Section 5. Commitments Regarding Alternative Restructuring.

5.1	Commitments of the Consenting Interest Holders, the Consenting TCEH Unsecured Noteholders, and the Consenting TCEH Second Lien Noteholders.

During the period if any, beginning on the Plan Support Termination Date (as defined in Section 11 hereof) and ending on the Agreement Termination Date (as defined in Section 12 hereof) applicable to the Party (such period, the “Alternative Restructuring Support Period”), so long as an Alternative Restructuring contains or otherwise implements, and is not inconsistent with, the Required Alternative Terms, each Consenting Interest Holder, each Consenting TCEH Unsecured Noteholder, and each Consenting TCEH Second Lien Noteholder agrees that:

(a) if an Alternative Restructuring is to be consummated pursuant to an Alternative Plan, subject to receipt of the Alternative Plan Disclosure Statement approved by the Bankruptcy Court as containing “adequate information” as such term is defined in section 1125 of the Bankruptcy Code, and the other Alternative Plan Solicitation Materials approved by the Bankruptcy Court;

(i) to the extent a class of Debtor Claims/Interests is permitted to vote to accept or reject the Alternative Plan, it shall vote each such Debtor Claim/Interest it holds in such class in the same manner as the Required TCEH First Lien Creditors vote on such Alternative Plan by delivering its duly executed and completed ballot(s) on a timely basis following the commencement of solicitation, in a manner to be agreed upon by the Required TCEH First Lien Creditors, the Consenting Interest Holders, the Required TCEH Unsecured Noteholders, and the Required TCEH Second Lien Noteholders;

(ii) to the extent it is permitted to elect whether to opt out of the releases set forth in the Alternative Plan, it shall not elect to opt out of the releases set forth in the Alternative Plan by timely delivering its duly executed and completed ballot(s) indicating such election; and

(iii) it shall not change or withdraw (or cause to be changed or withdrawn) any such vote or election;

(b) it shall not directly or indirectly, or encourage any other entity to directly or indirectly, (i) object to, delay, impede, or take any other action or any inaction to interfere with the acceptance, implementation, consummation, or amendment (whether before or after confirmation, provided that such amendment is consistent with this Agreement, including Section 13) of the Alternative Plan or any other Alternative Restructuring; (ii) propose, file, support, vote for, or take any other action in furtherance of any restructuring, workout, plan of arrangement, or plan of reorganization for the Debtors (including the Plan and the Restructuring Transactions) other than an Alternative Restructuring, including, for the avoidance of doubt, making or supporting any filings with the Bankruptcy Court or any regulatory agency, including the PUCT and the NRC, or making or supporting any press release, press report or comparable public statement, or filing with respect to any applicable restructuring, workout, plan of arrangement, or plan of reorganization, (including the Plan and the Restructuring Transactions) other than an Alternative Restructuring; (iii) other than as may be required by the Bankruptcy Court with respect to any fees, expenses, or other reimbursements that are payable from the TCEH Cash Payment, request, or encourage or support any other creditor’s request for, a claim against any of the TCEH Debtors for any fees, expenses, or other reimbursements (including professional fees) pursuant to section 503(b)(3)(D) of the Bankruptcy Code; (iv) other than as explicitly permitted or required under Section 5.1(a), support or take any other action in furtherance of any Alternative Restructuring, including, for the avoidance of doubt, making or supporting any filings with the Bankruptcy Court or any regulatory agency, including the PUCT and the NRC, or making or supporting any press release, press report or comparable public statement, or filing, if both the Debtors and the Required TCEH First Lien Creditors have filed competing Alternative Restructurings; or (v) exercise any right or remedy for the enforcement, collection, or recovery of any claim against the Debtors or any direct or indirect subsidiaries of the Debtors that are not Debtors other than as permitted by the Alternative Plan, any other Alternative Restructuring, and the Settlement Agreement; and

(c) it shall not direct any administrative agent or indenture trustee (as applicable) to take any action inconsistent with such Party’s respective obligations under this Agreement, and if any applicable administrative agent or indenture trustee takes any action inconsistent with a Parties’ obligations under this Agreement, such Party shall promptly direct such administrative agent or indenture trustee to cease and refrain from taking any such action.

Notwithstanding anything to the contrary in this Agreement, the Consenting Interest Holders shall have no obligations under this Agreement to support, and reserve all of their rights to object to, any proposed restructuring for the Debtors contemplating a sale or transfer of any or all of the TCEH Debtors’ assets, including any Alternative Restructuring, that generates an unpaid cash income tax liability to the Debtors, as determined by the Consenting Interest Holders in their reasonable discretion.

5.2	Commitments of Hunt.

If (A) the Merger Agreement is validly terminated after (i) the joint filing made by Hunt and Oncor with the PUCT relating to the Restructuring Transactions is rejected by the PUCT; (ii) the approval of such filing by the PUCT is not granted because it is conditioned upon the acceptance of conditions and restrictions that are rejected by Parent, the Purchasers or Hunt or (iii) such filing is withdrawn by or with the written consent of Parent, the Purchasers or Hunt because it has not been approved by the PUCT or because Parent, the Purchasers or Hunt are not able to reach agreement with the PUCT regarding any such conditions or restrictions or (B) the Merger Agreement is validly terminated (x) in accordance with Section 8.2 of the Merger Agreement, (y) by either EFH or EFIH in accordance with Section 8.3(a) or 8.3(b) of the Merger Agreement or (z) by either EFH or EFIH in accordance with Section 8.3(g) of the Merger Agreement if such termination pursuant to Section 8.3(g) of the Merger Agreement occurs on or after June 30, 2016, then, in the case of either clause (A) or (B), during the period, if any, beginning on the Plan Support Termination Date (as defined in Section 11 hereof) and ending on the Agreement Termination Date (as defined in Section 12.10 hereof) applicable to Hunt, neither Hunt nor any of its Affiliates shall, directly or indirectly, or encourage any other entity to, directly or indirectly, (a) object to, delay, impede, or take any other action or any inaction to interfere with the acceptance, implementation, consummation or amendment (whether before or after confirmation, provided that such amendment was made consistent with this Agreement, including Section 13) of an Alternative Plan or any other Alternative Restructuring; or (b) propose, file, support, or take any other action in furtherance of any restructuring, workout, plan of arrangement, or plan of reorganization for the Debtors (including the Plan and the Restructuring Transactions) other than an Alternative Restructuring, including, for the avoidance of doubt, making or supporting any filings with the Bankruptcy Court or any regulatory agency, including the PUCT, FERC or the NRC, or making or supporting any public statements with respect to any restructuring, workout, plan of arrangement, or plan of reorganization for the Debtors other than an Alternative Plan or any other Alternative Restructuring.

Notwithstanding anything in this Section 5.2 to the contrary, neither Hunt nor any of its Affiliates shall be prohibited or restricted from taking any actions that they determine in their reasonable discretion are necessary or appropriate, including intervening in any proceedings before or making or supporting any filings with the PUCT, in order (i) to preserve and protect the business, operations, goodwill or assets of any existing electric utility (excluding Oncor Electric Delivery Company LLC) or electric utility property real estate investment trust in the State of Texas for which any of them or their direct or indirect equity owners exercise management control or provide management services or in which any such persons has a direct or indirect equity interest, including InfraREIT, Inc. (“InfraREIT”) and Sharyland Utilities, L.P. and their respective subsidiaries or (ii) based on the advice of counsel, to fulfill the contractual, legal or other duties and obligations that any such Person has to or in respect of any such existing electric utility or electric utility investment trust or subsidiary. In addition, the parties hereto expressly acknowledge and agree that Hunt and its Affiliates have no obligation to bind or seek to bind InfraREIT or its subsidiaries to the foregoing provisions of this Section 5.2, it being understood that InfraREIT and its subsidiaries are not parties to this Agreement and have no liabilities or obligations of any kind hereunder.

5.3	Commitments of the TCEH Official Committee.

(a) During the Alternative Restructuring Support Period, if any, so long as an Alternative Restructuring contains or otherwise implements and is not inconsistent with the Required Alternative Terms, the TCEH Official Committee, in its capacity as a fiduciary for the unsecured creditors of the TCEH Debtors and EFH Corporate Services, agrees that it shall not directly or indirectly, or encourage any other entity to directly or indirectly, (i) object to, delay, impede, or take any other action or any inaction to interfere with the acceptance, implementation, consummation, or amendment (whether before or after confirmation, provided that such amendment is consistent with this Agreement, including Section 13) of the Alternative Plan or any other Alternative Restructuring; (ii) propose, file, support, vote for, or take any other action in furtherance of any restructuring, workout, plan of arrangement, or plan of reorganization for the Debtors (including the Plan and the Restructuring Transactions) other than an Alternative Restructuring, including, for the avoidance of doubt, making or supporting any filings with the Bankruptcy Court or any regulatory agency, including the PUCT and the NRC, or making or supporting any press release, press report or comparable public statement, or filing with respect to any restructuring, workout, plan of arrangement, or plan of reorganization (including the Plan but excluding any Alternative Restructuring); (iii) support or take any other action in furtherance of any Alternative Restructuring, including, for the avoidance of doubt, making or supporting any filings with the Bankruptcy Court or any regulatory agency, including the PUCT and the NRC, or making or supporting any press release, press report or comparable public statement, or filing, if both the Debtors and the Required TCEH First Lien Creditors have filed competing Alternative Restructurings; or (iv) exercise any right or remedy for the enforcement, collection, or recovery of any claim against the Debtors or any direct or indirect subsidiaries of the Debtors that are not Debtors other than as permitted by the Alternative Plan, any other Alternative Restructuring, and the Settlement Agreement.

(b) Notwithstanding anything contained in this Section 5.3, (i) if the TCEH Official Committee determines in good faith after consultation with its financial advisors and legal counsel and based on the advice of such counsel, that supporting the Alternative Restructuring would be inconsistent with the exercise of its fiduciary duties with respect to the unsecured creditors of EFH Corporate Services, the TCEH Official Committee shall be relieved of its obligations under this Section 5.3 to support such Alternative Restructuring solely with respect to EFH Corporate Services; and (ii) the TCEH Official Committee reserves its right to pursue any good-faith objection with respect to the allowance of any Claim that would materially reduce recoveries to holders of General Unsecured Claims Against the TCEH Debtors Other Than EFCH or EFH Corporate Services during the Alternative Restructuring Support Period.

5.4	Commitments of the Consenting TCEH First Lien Creditors.

During the Alternative Restructuring Support Period, if any, each Consenting TCEH First Lien Creditor agrees:

(a) that it shall not directly or indirectly, or encourage any other entity to directly or indirectly, propose, file, support, vote for, or take any other action in furtherance of any restructuring, workout, plan of arrangement, or plan of reorganization for the Debtors (including the Plan and the Restructuring Transactions) other than an Alternative Restructuring, including, for the avoidance of doubt, making or supporting any filings with the Bankruptcy Court or any regulatory agency, including the PUCT and the NRC, or making or supporting any press release, press report or comparable public statement, or filing with respect to any restructuring, workout, plan of arrangement, or plan of reorganization for the Debtors (including the Plan and the Restructuring Transactions) other than an Alternative Restructuring;

(b) if an Alternative Restructuring is to be consummated pursuant to an Alternative Plan, subject to receipt of the Alternative Plan Disclosure Statement approved by the Bankruptcy Court as containing “adequate information” as such term is defined in section 1125 of the Bankruptcy Code, and the other Alternative Plan Solicitation Materials approved by the Bankruptcy Court, it shall:

(i) to the extent a class of Debtor Claims/Interests is permitted to vote to accept or reject the Alternative Plan, vote each such claim or interest it holds in such class to accept the Alternative Plan by delivering its duly executed and completed ballot(s) accepting the Alternative Plan on a timely basis following the commencement of the solicitation

(ii) to the extent a holder of Debtor Claims/Interests is permitted to elect whether to opt out of the releases set forth in the Alternative Plan, elect not to opt out of the releases set forth in the Alternative Plan by timely delivering its duly executed and completed ballot(s) indicating such election; and

(iii) not change or withdraw (or cause to be changed or withdrawn) any such vote or election;

(c) it shall (i) use commercially reasonable efforts to assist in obtaining approval of an Alternative Restructuring as soon as reasonably practicable in accordance with the Bankruptcy Code and on terms consistent with this Agreement and (ii) execute and deliver any other agreements reasonably required to obtain confirmation of and consummate an Alternative Restructuring;

(d) if the Alternative Restructuring is to be consummated pursuant to an asset sale or other similar transaction, it shall take such actions as are commercially reasonable and appropriate to assist in obtaining Bankruptcy Court approval of an Alternative APA and the Alternative APA Order as soon as reasonably practicable;

(e) it shall not directly or indirectly, or encourage any other entity to directly or indirectly, (i) object to, delay, impede, or take any other action or any inaction to interfere with the acceptance, implementation, consummation, or amendment (whether before or after confirmation, provided that such amendment is consistent with this Agreement, including Section 13) of an Alternative Plan or any other Alternative Restructuring; (ii) exercise any right or remedy for the enforcement, collection, or recovery of any claim against the Debtors or any direct or indirect subsidiaries of the Debtors that are not Debtors other than as permitted by any Alternative Restructuring and the Settlement Agreement (if approved by the Bankruptcy Court); and

(f) it shall not direct any administrative agent, collateral agent, or indenture trustee (as applicable) to take any action inconsistent with such Party’s respective obligations under this Agreement, and if any applicable administrative agent, collateral agent, or indenture trustee takes any action inconsistent with a Parties’ obligations under this agreement, such Party shall promptly direct such administrative agent, collateral agent, or indenture trustee to cease and refrain from taking any such action.

Notwithstanding anything in this Section 5.4 to the contrary, (y) during the Alternative Restructuring Support Period, the Consenting TCEH First Lien Creditors shall have no obligations under this Agreement to support (and may vote their TCEH First Lien Claims to reject), and reserve all of their rights to object to and otherwise litigate in connection with, any disclosure statement, plan of reorganization, or other restructuring transaction for any Debtor that is not filed or supported by the Required TCEH First Lien Creditors (including any proposed amendment to the Plan for the purpose of incorporating an Alternative Plan); provided, however, that if the Debtors file or propose any Alternative Restructuring for the EFH Debtors or the EFIH Debtors (i) that is not materially inconsistent with and does not adversely affect any Alternative Restructuring for the TCEH Debtors filed or supported by the Required TCEH First Lien Creditors and (ii) for so long as the Debtors are not continuing to object to or otherwise obstruct such Alternative Restructuring for the TCEH Debtors, the obligations set forth in this Section 5.4 shall apply to the Consenting TCEH First Lien Creditors with respect to such Alternative Restructuring for the EFH Debtors or the EFIH Debtors proposed by the Debtors; and (z) subject to the terms of the Amended Cash Collateral Order (as defined below), the Consenting TCEH First Lien Creditors shall be permitted to take or direct any action relating to the maintenance, protection, or preservation of the Prepetition Collateral (as defined in the Cash Collateral Order (as defined below)), and reserve all rights and remedies with respect thereto, including in relation to the TCEH Debtors’ use of cash collateral, and nothing herein shall be deemed to waive or release any such rights or remedies; provided, however, that the Consenting TCEH First Lien Creditors shall take no action in opposition of or otherwise inconsistent with Section 6 of this Agreement.

Furthermore, notwithstanding anything in this Section 5.4 or this Agreement to the contrary except Sections 6.1 and 6.2 of this Agreement, no Consenting TCEH First Lien Creditor shall be required to support, or vote in favor of, or otherwise be bound by the requirements of Section 5.4 with respect to, an Alternative Restructuring that does not provide that: (i) the allocation of distributions among the TCEH First Lien Claims is to be made in accordance with the terms of the Plan; and (ii) the ability of the TCEH First Lien Notes Trustee or any Consenting TCEH First Lien Creditor to pursue or defend the TCEH First Lien Creditor Plan Distribution Allocation Dispute and the TCEH First Lien Creditor Adequate Protection Payment Allocation Dispute, to the extent set forth in the Plan, is preserved.

5.5	Commitments of the Debtors and Reservation of Rights.

(a) During the Alternative Restructuring Support Period, if any, so long as the Alternative Plan or any other Alternative Restructuring contains or otherwise implements and is not inconsistent with the Required Alternative Terms, the Debtors shall make commercially reasonable efforts to (a) support and take all steps reasonably necessary or desirable to consummate an Alternative Plan or any other Alternative Restructuring in accordance with this Agreement, including the preparation, execution (where applicable) and filing of the Alternative Restructuring Documents, (b) take all steps reasonably necessary to obtain Bankruptcy Court approval of the Alternative Restructuring Documents, as applicable, (c) take all steps reasonably necessary to obtain any and all required regulatory and/or third-party approvals of an Alternative Plan or any other Alternative Restructuring as soon as possible, (d) take all other steps reasonably necessary to complete an Alternative Plan or any other Alternative Restructuring, (e) not object to, delay, impede, or take any other action or any inaction that is inconsistent with, or is intended to or is reasonably likely to interfere with the acceptance, implementation, consummation, or amendment (whether before or after confirmation, provided that such amendment is consistent with this Agreement, including Section 13) of an Alternative Plan or any other Alternative Restructuring, (f) not propose, file, support, vote for, or take any other action in furtherance of any restructuring, workout, plan of arrangement, or plan of reorganization for the Debtors (including the Plan and the Restructuring Transactions) other than an Alternative Restructuring, including, for the avoidance of doubt, making or supporting any filings with the Bankruptcy Court or any regulatory agency, including the PUCT and the NRC, or making or supporting any press release, press report or comparable public statement, or filing with respect to any restructuring, workout, plan of arrangement, or plan of reorganization for the Debtors (including the Plan and the Restructuring Transactions) other than an Alternative Restructuring, and (g) substantially complete the process of reconciling claims before the Effective Date of an Alternative Plan.

(b) Notwithstanding anything in this Section 5.5 to the contrary, during the Alternative Restructuring Support Period, the Debtors shall have no obligations under this Agreement to support, and reserve all of their rights to object to and otherwise litigate in connection with, any disclosure statement, plan of reorganization, or other restructuring transaction for the Debtors that is not filed by the Debtors, including any Alternative Restructuring filed by the TCEH First Lien Creditors.

5.6	Commitments With Respect to Claims Against the EFH Debtors and the EFIH Debtors.

Notwithstanding anything to the contrary in this Agreement, Avenue and GSO, and any Permitted Transferee (defined below) of Avenue or GSO with respect to E-Side Claims, shall be permitted to vote to reject and object to an Alternative Restructuring solely as it relates to Debtor Claims/Interests against the EFH Debtors or the EFIH Debtors (“E-Side Claims”) held by such Parties (including by beneficial ownership) and exercise its rights and remedies as a holder of such E-Side Claims, and shall not otherwise be bound by or subject to Section 3.2, Section 5 (other than this Section 5.6) or Section 6 with respect to such E-Side Claims; provided, however, for the avoidance of doubt, nothing in this Section 5.6 shall waive or diminish such Party’s obligations under this Agreement with respect to all other Debtor Claims/Interests; provided, further, however, that such Parties shall take no action in opposition of or otherwise inconsistent with the terms of the Settlement Agreement, whether or not approved by the Bankruptcy Court.

Section 6. Additional Commitments.

6.1	Additional Commitments Between and Among the Consenting TCEH Creditor Parties, the TCEH First Lien Agent, and the TCEH Official Committee.

Notwithstanding anything to the contrary in this Agreement (subject to Sections 5.3(b) and 5.6), each Consenting TCEH Creditor Party, the TCEH First Lien Agent, solely in its capacity as such, and the TCEH Official Committee covenants and agrees that, beginning on the Agreement Effective Date, and unless and until such Party’s obligations under this Agreement are terminated pursuant to Section 12:

(a) it will not propose, file, support, vote for, or take any other action in furtherance of, and will vote against (if entitled to vote) any Alternative Restructuring with respect to one or more of the TCEH Debtors (other than any Alternative Restructuring solely with respect to one or more TCEH Debtors whose total assets are less than 2.5% of the consolidated total assets, or whose revenues are less than 2.5% of the consolidated revenues, of all the TCEH Debtors as of the date of such Alternative Restructuring), as applicable, that does not contain or otherwise implement the following terms (the “Required TCEH Alternative Terms”):

(i) upon consummation of such an Alternative Restructuring, holders of Allowed TCEH First Lien Deficiency Claims, Allowed TCEH Unsecured Note Claims, Allowed TCEH Second Lien Note Claims, Allowed PCRB Claims, and Allowed General Unsecured Claims Against the TCEH Debtors Other Than EFCH shall receive, in the aggregate, $550 million in Cash (which shall be subject to reduction only pursuant to Section 11 of this Agreement and Section 2.7 of the Settlement Agreement, and shall not otherwise be subject to dilution or reduction as a consequence of any claim or liability incurred as a result of any act, event or transaction) (the “TCEH Cash Payment”). The TCEH Cash Payment shall be made (i) from the Cash on hand at the TCEH Debtors and, if none (or if Cash on hand is insufficient to make the full amount of the TCEH Cash Payment), the first proceeds of any sale, transfer, or other disposition of, or any financing or similar transaction secured or supported by the Prepetition Collateral (as defined in the Cash Collateral Order) (the “TCEH Cash Payment Carve Out”) and (ii) before any payment or other distribution (including transfer) is made in connection with such an Alternative Restructuring to the holders of Allowed TCEH First Lien Claims (the “TCEH First Lien Creditors”); provided, however, that the TCEH Cash Payment Carve Out shall be subordinate in all respects to: (a) the RCT Reclamation Support Carve Out (as defined in the Cash Collateral Order); (b) the Carve Out (as defined in the Cash Collateral Order); and (c) the Permitted Liens (as defined in the Cash Collateral Order). If the Settlement Agreement is not approved and the Plan is not consummated, upon consummation of an Alternative Restructuring, (y) the TCEH Unsecured Group (but not the individual members thereof) and the TCEH Unsecured Notes Indenture Trustee shall be paid from the TCEH Cash Payment the reasonable and documented out-of-pocket fees, expenses, and reimbursements of such Entities (including professional fees) that would not be subject to or covered by the TCEH Unsecured Notes Indenture Trustee’s “charging lien,” and which have not been paid or otherwise reimbursed by the Debtors, and (z) the TCEH Second Lien Group (but not the individual members thereof) and Wilmington Savings Fund Society, as successor indenture trustee to The Bank of New York Mellon (the “TCEH Second Lien Notes Indenture Trustee”) shall be paid from the TCEH Cash Payment the reasonable and documented out-of-pocket fees, expenses, and reimbursements of such Entities (including professional fees) that would not be subject to or covered by the TCEH Second Lien Notes Indenture Trustee’s “charging lien” and which have not been paid or otherwise reimbursed by the Debtors; in the case of each of clause (y) and (z), unless otherwise ordered by the Bankruptcy Court (or other court of competent jurisdiction). For the avoidance of doubt, any distribution of the TCEH Cash Payment that would otherwise be made to or received by holders of Allowed TCEH First Lien Deficiency Claims pursuant to this Section 6.1(a)(i) shall be subject to Section 6.1(a)(ii) of this Agreement;

(ii) the TCEH First Lien Creditors will waive, and the TCEH First Lien Agent will not take any action to interfere or that is inconsistent with the waiver of, any recovery or distribution on account of (but not voting rights in respect of) the Allowed TCEH First Lien Deficiency Claims (including any recovery or distribution provided for in Section 6.1(a)(i)) (the “Limited Waiver”) for the benefit of the holders of Allowed TCEH Unsecured Note Claims, Allowed TCEH Second Lien Note Claims, and Allowed General Unsecured Claims Against the TCEH Debtors Other Than EFCH (collectively, the “Beneficiary-Claimants”), such that any payment or other distribution (including transfer) that would otherwise have been made to, or for the benefit of, one or more of the TCEH First Lien Creditors on account of their Allowed TCEH First Lien Deficiency Claims pursuant to an Alternative Restructuring will instead be paid or distributed pro rata to the Beneficiary-Claimants on the basis of the amounts of their respective Allowed Claims; provided, however, that, (x) if the Bankruptcy Court (or other court of competent jurisdiction) determines that the Limited Waiver cannot be for the benefit of only the Beneficiary-Claimants or (y) if each of the Required TCEH Unsecured Noteholders, the Required TCEH Second Lien Noteholders, and the TCEH Official Committee agree, in consultation with the Consenting TCEH First Lien Creditors, then the Limited Waiver shall be for the benefit of the Beneficiary-Claimants and such other holders of Allowed Unsecured Claims against the TCEH Debtors as ordered by such court or agreed by the Required TCEH Unsecured Noteholders, the Required TCEH Second Lien Noteholders, and the TCEH Official Committee, in consultation with the Consenting TCEH First Lien Creditors, but in no event shall include the holders of Allowed TCEH First Lien Deficiency Claims, such that any payment or other distribution (including transfer) that would otherwise have been made to, or for the benefit of, one or more of the TCEH First Lien Creditors on account of their Allowed TCEH First Lien Deficiency Claims pursuant to an Alternative Restructuring will instead be paid or distributed pro rata to the Beneficiary-Claimants and such other holders of Allowed Unsecured Claims against the TCEH Debtors on the basis of the amounts of their respective Allowed Claims. For the avoidance of doubt, (A) under no circumstances will any Holder of a TCEH First Lien Deficiency Claim receive on account of such claim any portion of or distribution from the TCEH Cash Payment, and (B) the Limited Waiver shall not increase the aggregate amount of payments, distributions, or transfers required pursuant to Section 6.1(a)(i) and only relates to the allocation of such payments, distributions and transfers as between the holders of Allowed Unsecured Claims against the TCEH Debtors;

(iii) upon consummation of any such Alternative Restructuring, (A) the TCEH Debtors’ current and former officers, directors, and managers, the Consenting Interest Holders (including affiliates thereof), Holders of TCEH First Lien Claims, Holders of TCEH Unsecured Note Claims, Holders of TCEH Second Lien Claims, Holders of PCRB Claims, Holders of Allowed General Unsecured Claims Against the TCEH Debtors Other Than EFCH, and the TCEH Official Committee and its members, each such Entity’s respective current and former affiliates, and each such Entity’s and its current and former affiliates’ current and former equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and their current and former officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals (each in their capacities as such) shall receive standard exculpation and releases of all of the TCEH Debtors’ Estate claims and Causes of Action against such Entities, including all claims and Causes of Action against such Entities proposed to be released under the Plan or the Settlement Agreement (whether or not the Plan is consummated or the Settlement Agreement is approved), and, to the fullest extent permitted by applicable law, releases of all claims and Causes of Action against such Entities held by Holders of Claims against or Interests in the TCEH Debtors approved on or before consummation of any form of Alternative Restructuring with respect to the TCEH Debtors, including any request to modify the automatic stay and foreclose on any of the TCEH Debtors’ assets, except that with respect to any releases of claims or Causes of Action by and among the holders of TCEH First Lien Claims as against each other, such releases shall be as agreed to by the Consenting TCEH First Lien Creditors, and (B) the Parties shall be deemed to agree to such exculpation and releases;

(iv) upon consummation of any such Alternative Restructuring, all Non-TCEH Debtor Intercompany Claims, including any derivative claims, asserted on behalf of the Debtors that any Party would have been legally entitled to assert (whether individually or collectively) shall be released or discharged; provided, for the avoidance of doubt, that the Parties shall be deemed to agree to such releases; provided, further, that any Alternative Restructuring of the TCEH Debtors shall not be inconsistent with the Settlement Intercompany Claim (as defined below);

(v) the Reorganized TCEH Debtors shall waive all Causes of Action against creditors of the TCEH Debtors and EFH Corporate Services that arise under sections 544, 547, 548, and 549 of the Bankruptcy Code and state fraudulent conveyance law; and

(vi) the same terms, treatment, and conditions set forth in the Plan and in this Agreement (including Sections 10(l), 10(m), 10(n), and 10(o) hereof) regarding each of the 2015 Compensation Order, the 2016 Compensation Order (which shall be in form and substance reasonably acceptable to the Required TCEH First Lien Creditors), the Reorganized Debtor Management Incentive Plans, the New Employee Agreements/Arrangements, and the Employment Agreements in existence as of the date of such Alternative Restructuring;

(b) it will not propose, file, support, vote for, or take any other action in furtherance of, and will vote against (if entitled to vote) any Alternative Restructuring with respect to one or more of the EFH Debtors or the EFIH Debtors, as applicable, that does not contain or otherwise implement the following terms (the “Required EFH Alternative Terms,” and together with the Required TCEH Alternative Terms, as applicable to a Debtor that is subject to an Alternative Restructuring, the “Required Alternative Terms”):3

(i) upon consummation of such an Alternative Restructuring, (A) the EFH and EFIH Debtors’ current and former officers, directors, and managers and the Consenting Interest Holders (including affiliates thereof), each such Entity’s respective current and former affiliates, and each such Entity’s and its current and former affiliates’ current and former equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and their current and former officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals (each in their capacity as such) shall receive standard exculpation and releases of all of the EFH and EFIH Debtors’ Estate claims and Causes of Action against such Entities, including all claims and Causes of Action against such Entities proposed to be released under the Plan or the Settlement Agreement (whether or not the Plan is consummated or the Settlement Agreement is approved) and, to the fullest extent permitted by applicable law, releases of all claims and Causes of Action against such Entities held by Holders of Claims against or Interests in the EFH and EFIH Debtors approved on or before consummation of any form of Alternative Restructuring with respect to the EFH Debtors and the EFIH Debtors, including any request to modify the automatic stay and foreclose on any of the EFH Debtors’ or the EFIH Debtors’ assets, and (B) the Parties shall be deemed to agree to such exculpation and releases;

[3]	For the avoidance of doubt, in any Alternative Restructuring that only includes the TCEH Debtors, the Required Alternative Terms shall only include the Required TCEH Alternative Terms, and in any Alternative Restructuring that only includes the EFH Debtors and/or the EFIH Debtors, the Required Alternative Terms shall only include the Required EFH Alternative Terms.

(ii) all Non-EFH Debtor Intercompany Claims and all Non-EFIH Debtor Intercompany Claims, including any derivative claims, asserted on behalf of the Debtors that any Party would have been legally entitled to assert (whether individually or collectively) shall be released or discharged; provided, for the avoidance of doubt, that the Parties shall be deemed to agree to such releases; provided, further, that unless otherwise agreed by the Debtors and the Required TCEH First Lien Lenders, TCEH shall have an Allowed, non-priority, unsecured Claim against EFH in the amount of $700 million provided for in any Alternative Restructuring of the EFH Debtors (the “Settlement Intercompany Claim”); provided, further, that in connection with (A) any such Alternative Plan that includes the TCEH Debtors, TCEH shall be deemed to vote in the same manner as the class of claims that includes the TCEH First Lien Secured Claims (as defined in the Plan), or (B) any Alternative Plan other than as set forth in (A), the Required TCEH First Lien Creditors shall have the sole right to submit a vote to accept or reject such plan of reorganization on account of the Settlement Intercompany Claim on behalf of TCEH; provided, further, however, that if EFH at any time ceases to be a Party to this Agreement, this paragraph (ii) shall not be a Required Alternative Term; and

(iii) the Reorganized EFH Debtors and the Reorganized EFIH Debtors, as applicable, shall waive all Causes of Action against creditors of the TCEH Debtors and EFH Corporate Services that arise under sections 544, 547, 548, and 549 of the Bankruptcy Code and state fraudulent conveyance law.

(c) it shall (i) adjourn indefinitely or agree to an indefinite adjournment of any litigation or requests for standing to pursue litigation, including the TCEH Ad Hoc Standing Motion and the TCEH Official Committee Standing Motion, and any related deadlines (including the Challenge Period Termination Date (as defined in the Cash Collateral Order)), with respect to any claim or Cause of Action against, or that otherwise relates to or adversely affects, the TCEH First Lien Creditors that is proposed to be settled or released pursuant to the terms of the Settlement Agreement, whether or not approved by the Bankruptcy Court, including the TCEH Official Committee Standing Motion and the TCEH Ad Hoc Standing Motion; (ii) not pursue (but may defend consistent with this Agreement), in any manner, seek standing to pursue, or encourage or support others to pursue or seek standing to pursue, any of the claims or causes of action described in the TCEH Ad Hoc Standing Motion or the TCEH Official Committee Standing Motion; and (iii) use its commercially reasonable efforts to oppose any litigation or requests for standing to pursue litigation with respect to any claim or cause of action that is proposed to be settled pursuant to the Plan or the Settlement Agreement, including the EFH Official Committee Standing Motion;

(d) any limitations period applicable to any claim or cause of action against, or that otherwise relates to or adversely affects, the TCEH First Lien Creditors that is proposed to be settled or released pursuant to the terms of the Settlement Agreement, whether or not approved by the Bankruptcy Court including the TCEH Official Committee Standing Motion and TCEH Ad Hoc Standing Motion, shall be tolled and suspended, and all claims, arguments or defenses applicable to such claims, or to any defenses thereto that are based upon the passage of time (including all statute of limitations and repose and any claim of waiver, laches, or other time-based claim or defense) shall be tolled and suspended (to the extent the applicable limitations period has not already expired under applicable law as of the Agreement Effective Date);

(e) promptly following the earliest to occur of (i) the Settlement Agreement Effective Date (as defined in the Settlement Agreement), (ii) the Effective Date of the Plan, and (iii) consummation of an Alternative Restructuring and receipt of the TCEH Cash Payment as set forth in Section 6.1(a)(i)-(ii), it shall dismiss or withdraw with prejudice, or agree to such dismissal or withdrawal of, any litigation or request described in Section 6.1, and any and all related claims and causes of action shall be forever released without further notice or action by any Party or the Bankruptcy Court.

6.2	Additional Commitments Between and Among the Debtors, Consenting Interest Holders, Consenting TCEH Creditor Parties, and the TCEH Official Committee.

(a) Notwithstanding anything in this Agreement to the contrary, each Debtor and Consenting Interest Holder covenants and agrees that, beginning on the Agreement Effective Date (or, with respect to the Debtors, the date of entry by the Bankruptcy Court of the PSA Approval Order), and unless and until such Party’s obligations under this Agreement are terminated pursuant to Section 12:

(i) it will not propose, file, support, vote for, or take any other action in furtherance of, and will vote against (if entitled to vote) any Alternative Restructuring with respect to all of the Debtors that does not contain or otherwise implement the Required Alternative Terms;

(ii) it shall adjourn indefinitely or agree to an indefinite adjournment of any deadlines (including under the Case Matters Protocol) related to any litigation or requests for standing to pursue litigation with respect to any claim or cause of action described in Section 6.1(c)(i); and

(iii) any limitations period applicable to any claim or cause of action described in Section 6.1(c)(i) shall be tolled and suspended, and all claims, arguments or defenses applicable to such claims, or to any defenses thereto that are based upon the passage of time (including all statute of limitations and repose and any claim of waiver, laches, or other time-based claim or defense) shall be tolled and suspended (to the extent the applicable limitations period has not already expired under applicable law as of the Agreement Effective Date).

(b) Notwithstanding anything in this Agreement to the contrary (subject to Sections 5.3(b) and 5.6), each Party covenants and agrees that, beginning on the Agreement Effective Date, and unless and until such Party’s obligations under this Agreement are terminated pursuant to Section 12:

(i) it shall adjourn indefinitely or agree to an indefinite adjournment of any litigation or requests for standing to pursue litigation, and any related deadlines (including under the Case Matters Protocol), and not pursue (but may defend consistent with this Agreement) in any manner, seek standing to pursue, or object to any settlement of any claim or cause of action against a Consenting Interest Holder or the

Debtors’ officers, directors, or managers, or by one Debtor against another Debtor proposed to be settled or released under the Plan, the Settlement Agreement, or the Required Alternative Terms, or (except with respect to the Consenting TCEH First Lien Creditors) the Alternative Plan or any other Alternative Restructuring, as applicable, including (x) any claims against the Debtors and their affiliates, equity owners, directors, managers, officers, creditors, or any other person or entity, (y) any causes of action of the Debtors against their affiliates, direct or indirect equity owners, directors, managers, officers, creditors, or any other person or entity, or (z) any of the claims or causes of action described in the Litigation Letters, but excluding, for the avoidance of doubt, any good-faith objection by the TCEH Official Committee with respect to the allowance of any Claim that would materially reduce recoveries to holders of General Unsecured Claims Against the TCEH Debtors Other Than EFCH or EFH Corporate Services; provided that until the earlier of the entry of the Settlement Order and the consummation of the Plan or an Alternative Restructuring, the Consenting TCEH First Lien Creditors reserve all rights with respect to any claim of a TCEH Debtor against any other Debtor, but, for the avoidance of doubt, are required to support the allowance and amount of any such claims as set forth in the Settlement Agreement and the Required Alternative Terms;

(ii) any limitations period applicable to any claim or cause of action described in Section 6.2(b)(i) shall be tolled and suspended, and all claims, arguments or defenses applicable to such claims and causes of action, or to any defenses thereto that are based upon the passage of time (including all statute of limitations and repose and any claim of waiver, laches, or other time-based claim or defense) shall be tolled and suspended (to the extent the applicable limitations period has not already expired under applicable law as of the Agreement Effective Date);

(iii) promptly following the earliest to occur of (i) the Settlement Agreement Effective Date (as defined in the Settlement Agreement), (ii) the Effective Date of the Plan, and (iii) consummation of an Alternative Restructuring and receipt of the TCEH Cash Payment as set forth in Section 6.1(a)(i)-(ii), it shall dismiss or withdraw with prejudice, or agree to such dismissal or withdrawal of, any litigation or request described in Section 6.2(b)(i), and any and all related claims and causes of action shall be forever released without further notice or action by any Party or the Bankruptcy Court; and

(iv) in the event an Entity that is not a Party pursues and recovers on a claim or cause of action described in Sections 6.1 or 6.2 against the EFH Debtors or the EFIH Debtors, the Holders of EFH Interests, any other Consenting Interest Holders, or the Debtors’ directors, officers, or managers, any such recovery or distribution on account of such claim or cause of action received by a Consenting TCEH Creditor Party shall be deposited in and held in an escrow account and, (i) upon consummation of an Alternative Restructuring and receipt of the TCEH Cash Payment as set forth in Section 6.1(a)(i)-(ii), released to EFH or its designee for the benefit of the EFH Debtors, the EFIH Debtors, the Consenting Interest Holders, and the Debtors’ officers, directors, or managers and distributed to them based on any economic losses incurred by each as a result of the litigation of the claims and causes of action described in Sections 6.1 or 6.2, and (ii) in all other events, returned to each Party that deposited such recoveries or distribution into escrow.

6.3	Additional Commitments Between and Among the Consenting Interest Holders and certain of the Consenting TCEH Creditor Parties.

Upon consummation of an Alternative Restructuring for the EFH Debtors, TCEH Debtors, and EFIH Debtors that includes all releases in Section 2.3 of the Settlement Agreement, Texas Holdings agrees that it will pay over and deposit into escrow for the benefit of holders of Allowed TCEH Unsecured Note Claims, Allowed TCEH Second Lien Note Claims, Allowed PCRB Claims, and Allowed General Unsecured Claims Against the TCEH Debtors Other Than EFCH (but, in no event, holders of Allowed TCEH First Lien Deficiency Claims) 100% of the proceeds of any recovery received by Texas Holdings on account of its Interests in EFH (except for the payment of up to $15,000,000.00 referred to in Section 2.7(b) of the Settlement Agreement).

Section 7. Transfers of Supporting Claims/Interests.

(a) During the period beginning on the Agreement Effective Date and ending on the Agreement Termination Date (as defined in Section 12 hereof) applicable to the Party (such period, the “Agreement Effective Period”), neither Consenting Interest Holders, any Investor Party, nor any Consenting TCEH Creditor Party shall sell, use, pledge, assign, transfer, or otherwise dispose of (each, a “Transfer”) any ownership (including any beneficial ownership)4 in its respective Debtor Claims/Interests, general partnership interests in Texas Holdings, or interests in TEF (but not including, for the avoidance of doubt, limited partnership interests in Texas Holdings) (the “Supporting Claims/Interests”), unless all of the following requirements are satisfied (a transfer that satisfies such requirements, a “Permitted Transfer,” and such transferee, a “Permitted Transferee”):

(i) the intended transferee executes and delivers to counsel to the other Parties on the terms set forth below an executed joinder agreement in the form attached hereto as Exhibit F (a “Joinder Agreement”) before such Transfer is effective; and

(ii) the intended transferee, the intended transferee’s affiliates, and/or any unaffiliated third-party in which the intended transferee has a direct or indirect beneficial ownership, or any group of persons acting pursuant to a plan or arrangement as described in Treasury Regulation Section 1.355-6(c)(4) (provided, however, that for the avoidance of doubt, in accordance with Treasury Regulations Section 1.355-6(c)(4)(ii), none of the Investor Parties, Consenting Interest Holders or Consenting TCEH Creditor Parties will be treated as acting pursuant to a plan or arrangement as a result of its being a Party or participating in the Plan and the other Restructuring Transactions, or the Alternative Plan, as applicable), will not, after giving effect to such Transfer, and assuming the Plan and the other Restructuring Transactions were to be consummated immediately upon such Transfer, have beneficial ownership of, in the aggregate, fifty percent (50%) or more of the Reorganized TCEH Common Stock or the Reorganized EFH Common Stock.

[4]	As used herein, the term “beneficial ownership” means the direct or indirect economic ownership of, and/or the power, whether by contract or otherwise, to direct the exercise of voting rights and the disposition of, the Supporting Claims/Interests or the right to acquire such Supporting Claims/Interests.

Notwithstanding the foregoing, so long as a Transfer by an Investor Party, Consenting Interest Holder, or Consenting TCEH Creditor Party (i) is to an Investor Party, Consenting Interest Holder or Consenting TCEH Creditor Party that is not in breach of its obligations under this Agreement and remains a Party to this Agreement, and (ii) would comply with Section 7(a)(ii), above, then such Transfer shall be a Permitted Transfer, and such transferee a Permitted Transferee, without the requirement of executing and delivering a Joinder Agreement.

(b) Notwithstanding anything to the contrary herein, (i) the foregoing provisions shall not preclude an Investor Party, Consenting Interest Holder, or Consenting TCEH Creditor Party from settling or delivering securities or bank debt that would otherwise be subject to the terms of this Agreement to settle any confirmed transaction pending as of the date of such Party’s entry into this Agreement (subject to compliance with applicable securities laws and it being understood that such securities or bank debt so acquired and held (i.e., not as a part of a short transaction) shall be subject to the terms of this Agreement; (ii) a Qualified Marketmaker5 that acquires any of the Supporting Claims/Interests with the purpose and intent of acting as a Qualified Marketmaker for such Supporting Claims/Interests, shall not be required to execute and deliver a Joinder Agreement or otherwise agree to be bound by the terms and conditions set forth in this Agreement if such Qualified Marketmaker Transfers such Supporting Claims/Interests (by purchase, sale, assignment, participation, or otherwise) as soon as reasonably practicable, and in no event later than the earlier of (A) one (1) Business Day prior to any voting deadline established by the Bankruptcy Court with respect to the Plan or any Alternative Plan (solely if the Qualified Marketmaker acquires such Supporting Claims/Interests prior to such voting deadline) and (B) twenty (20) Business Days of its acquisition, to a Permitted Transferee and the Transfer otherwise is a Permitted Transfer (including, for the avoidance of doubt, the requirement that such transferee execute a Joinder Agreement in accordance with Section 7(a)); (iii) to the extent any Party is acting solely in its capacity as a Qualified Marketmaker, it may Transfer any ownership interests in the Supporting Claims/Interests that it acquires from a holder of such Supporting Claims/Interests that is not a Party to a transferee that is not a Party at the time of such Transfer without the requirement that such transferee be or become a signatory to this Agreement or execute a Joinder Agreement; and (iv) a Consenting TCEH Creditor Party may Transfer any Supporting Claims/Interests pursuant to or in connection with any repurchase transaction, reverse repurchase transaction, or any swap or other derivative transaction without satisfying the requirements set forth in this Section 7 only if, in connection with such Transfer, the Consenting TCEH Creditor Party (or a wholly-owned subsidiary controlled by it) retains the contractual right to exercise any voting right or other direction that may be made on account of such Supporting Claims/Interests, and such Consenting TCEH Creditor Party exercises (or causes its wholly-owned subsidiary controlled by it to exercise) such rights so that the

[5]

As used herein, the term “Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Supporting Claims/Interests (or enter with customers into long and short positions in Supporting Claims/Interests), in its capacity as a dealer or market maker in Supporting Claims/Interests and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

Transferred Supporting Claims/Interests are voted in accordance with this Agreement and the transferee thereof does not otherwise take any action inconsistent with such Consenting TCEH Creditor Party’s obligations under this Agreement. For purposes of subclause (iv), a Person shall be deemed to “control” another person if such person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract, or otherwise.

(c) This Agreement shall in no way be construed to preclude any Investor Party, Consenting Interest Holder or Consenting TCEH Creditor Party from acquiring additional Supporting Claims/Interests; provided, however, that (i) any Investor Party, Consenting Interest Holder or Consenting TCEH Creditor Party that acquires additional Supporting Claims/Interests, as applicable, during the Agreement Effective Period shall promptly notify the other Parties in accordance with Section 14.8 hereof of such acquisition, including the amount of such acquisition, and (ii) such acquired Supporting Claims/Interests shall automatically and immediately upon acquisition by an Investor Party, Consenting Interest Holder or Consenting TCEH Creditor Party be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to the other Parties); provided further, however, that any such acquisition shall not cause such Investor Party, Consenting Interest Holder, or Consenting TCEH Creditor Party to breach Section 7(a)(ii).

(d) This Section 7 shall not impose any obligation on any Debtor to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Party to Transfer any Supporting Claims/Interests. Notwithstanding anything to the contrary herein, to the extent the Debtors and another Party have entered into a separate agreement with respect to the issuance of a “cleansing letter” or other public disclosure of information in connection with any proposed restructuring transactions (each such executed agreement, a “Confidentiality Agreement”), the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms.

(e) Any Transfer made in violation of this Section 7 shall be void ab initio. Upon satisfaction of the requirements set forth in Section 7(a), the applicable Permitted Transferee shall be and shall be deemed to be a Party hereunder solely to the extent of such transferred Supporting Claims/Interests and not, for the avoidance of doubt, with respect to any other Debtor Claims/Interest held by such Permitted Transferee at the time of such Transfer unless already subject to this Agreement. Any Party that effectuates a Permitted Transfer to a Permitted Transferee shall have no liability under this Agreement arising from or related to the failure of the Permitted Transferee to comply with the terms of this Agreement.

(f) For the avoidance of doubt, this Agreement shall not modify the rights of Parties to transfer their rights and obligations under the Equity Commitment Letter and Backstop Agreement, which shall be governed by the terms of the Equity Commitment Letter and Backstop Agreement, respectively.

Section 8. Representations and Warranties.

8.1	Representations and Warranties of the Debtors.

Each Debtor jointly and severally represents and warrants that:

(a) it has not filed any IRS Submissions other than (i) the Pre-Submission Memorandum on April 30, 2014, (ii) the Ruling Request on June 10, 2014, (iii) correspondence regarding the no-rule policy on June 20, 2014, (iv) a ruling checklist on June 24, 2014; (v) a transaction slide presentation on August 27, 2014, (vi) the response to Information Request #1 on November 10, 2014, (vii) the Memorandum on Busted 351 Transaction on March 25, 2015, (viii) the supplemental letter on Busted 351 Transaction on May 7, 2015; (ix) the response to Information Request #2 on May 27, 2015; (x) the Memorandum on E&P Allocation on June 5, 2015; (xi) the response to IRS Questions on E&P Allocation on June 15, 2015; (xii) the Memorandum on Determining the E&P Subject to Allocation on June 19, 2015; (xiii) an email from D. Wheat to E. Raineri on E&P Allocation Estimates on June 19, 2015; (xiv) the Memorandum on E&P Allocation re Fair Market Value and Net Worth Cap on July 1, 2015; and (xv) the Memorandum on Section 355(d) Rulings on August 7, 2015; and

(b) since the internal corporate transactions on April 15, 2013 to eliminate the excess loss account and a deferred intercompany gain, it has not taken any action to change the entity classification for U.S. tax purposes of any Debtor entity, by changing their legal form or otherwise, provided, however, that (i) Eagle Mountain Power Company LLC, a Debtor entity that is a disregarded entity for U.S. federal income tax purposes, was formed after April 15, 2013; and (ii) Comanche Peak Nuclear Power Company LLC, a non-Debtor indirect subsidiary of TCEH, became a disregarded entity after April 15, 2013.

(c) since October 10, 2007, it has not taken any action (and, to its knowledge, none of its direct or indirect owners has taken any action) that result in an ownership change of EFH within the meaning of Section 382(g) of the Internal Revenue Code (including by treating the equity interests of EFH as becoming worthless within the meaning of Section 382(g)(4)(D) of the Internal Revenue Code).

8.2	Representations and Warranties of Investor Parties, Consenting Interest Holders and Consenting TCEH Creditor Parties.

Each Investor Party, Consenting Interest Holder and Consenting TCEH Creditor Party, severally, and not jointly, represents and warrants that, during the Agreement Effective Period (except as otherwise provided below):

(a) (i) it is, as of the Agreement Effective Date or, if after the Agreement Effective Date, the date upon which it delivers its executed signature page to this Agreement, the beneficial owner (including pursuant to any swap or derivative transaction) of the face amount of the Debtor Claims/Interests, or is the nominee, investment manager, or advisor for beneficial holders of or discretionary accounts holding the Debtor Claims/Interests, and of no other Debtor Claims/Interests, as reflected in such Party’s signature block to this Agreement (such Debtor Claims/Interests, the “Owned Debtor Claims/Interests”), excluding any Debtor

Claims/Interests that are to be sold by such Party through a confirmed transaction pending as of the date of such Party’s entry into this Agreement, or (ii) if no amount of Debtor Claims/Interests is reflected in such Party’s signature block to this Agreement, it is not the beneficial owner of, or a nominee, investment manager, or advisor for beneficial holders of or discretionary accounts holding, any Debtor Claims/Interests;

(b) it will not beneficially or legally own, either directly or indirectly through its affiliates, any unaffiliated third parties in which it may hold a direct or indirect beneficial interest, or as part of any group of persons acting pursuant to a plan or arrangement as described in Treasury Regulation Section 1.355-6(c)(4) (provided, however, that for the avoidance of doubt, in accordance with Treasury Regulations Section 1.355-6(c)(4)(ii), none of the Investor Parties, Consenting Interest Holders, or Consenting TCEH Creditor Parties will be treated as acting pursuant to a plan or arrangement as a result of its being a Party (or its owning, directly or indirectly, of an interest in a Party) or participating in the Plan and the other Restructuring Transactions, or the Alternative Plan, as applicable), assuming the Plan and the other Restructuring Transactions are consummated, in the aggregate, fifty percent (50%) or more of the Reorganized TCEH Common Stock, the Reorganized EFH Common Stock, or the New EFH Common Stock (as defined in the Plan);

(c) if it elects to purchase the common equity of Parent pursuant to the Rights Offering, it is making its own investment decision, which is not being made in conjunction with the investment decision of any other person to acquire a predetermined percentage of Parent or Reorganized EFH;

(d) if it owns any Owned Debtor Claims/Interests, it has the full power and authority to act on behalf of, vote and consent to matters concerning the Owned Debtor Claims/Interests or, with respect to any Owned Debtor Claims/Interests beneficially held through any swap or derivative transaction, it has the right (i) to demand the counterparty thereof retransfer such Owned Debtor Claims/Interests to the applicable Party and/or (ii) to instruct (directly or indirectly) the counterparty thereof with respect to the exercise of any voting right or other direction that may be made on account of such Owned Debtor Claims/Interests;

(e) if it owns any Owned Debtor Claims/Interests, such Owned Debtor Claims/Interests are not subject to any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that could reasonably be expected to adversely affect in any way such Party’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed;

(f) (i) it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), (B) an institutional accredited investor (as defined in Rule 501(a)(1), (2), (3), or (7) under the Securities Act), (C) a non-U.S. person under Regulation S of the Securities Act, or (D) the foreign equivalent of (A) or (B) above, and (ii) any securities of any Debtor acquired by the applicable Party in connection with the Plan and Restructuring Transactions, or an Alternative Restructuring, as applicable, will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act; and

(g) as of the date hereof, it has no actual knowledge of any event that, due to any fiduciary or similar duty to any other person or entity, would prevent it from taking any action required of it under this Agreement.

In addition, Texas Holdings represents and warrants that, during the Agreement Effective Period (except as otherwise provided below):

(a) since October 10, 2007 through the date hereof, it has not taken any action (and, to its knowledge, none of its direct or indirect owners has taken any action) that resulted in an ownership change of EFH within the meaning of Section 382(g) of the Internal Revenue Code (including by treating the equity interests of EFH as becoming worthless within the meaning of Section 382(g)(4)(D) of the Internal Revenue Code and thereby resulting in an ownership change of EFH within the meaning of Section 382(g) of the Internal Revenue Code);

(b) to its knowledge, as of the date hereof, no person has owned directly, indirectly, or constructively ( by operation of Section 318 as modified by Section 382(l)(3)(A) of the Internal Revenue Code) 50% or more of the equity interests of EFH during the three-year period ending on the Agreement Effective Date; and

(c) as of the date hereof, for U.S. federal income tax purposes, its taxable year is the calendar year.

8.3	Mutual Representations and Warranties of All Parties.

Each Party, severally, and not jointly, represents and warrants that:

(a) it is (other than the TCEH Official Committee) validly existing and in good standing under the laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(b) except as expressly provided in this Agreement (including the exhibits hereto) or the Bankruptcy Code (and subject to necessary Bankruptcy Court approval and/or regulatory approvals associated with the Plan and Restructuring Transactions and an Alternative Restructuring, as applicable), no consent or approval is required by any other person or entity for it to effectuate the Plan and Restructuring Transactions and an Alternative Restructuring, as applicable, contemplated by, and perform the respective obligations under, this Agreement;

(c) except as expressly provided in this Agreement (including the exhibits hereto) or the Bankruptcy Code (and subject to necessary Bankruptcy Court approval and/or regulatory approvals associated with the Plan and Restructuring Transactions and an Alternative Restructuring, as applicable), it has all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Plan and Restructuring Transactions and an Alternative Restructuring, as applicable, contemplated by, and perform its respective obligations under, this Agreement;

(d) except as expressly provided in this Agreement (including the exhibits hereto) or the Bankruptcy Code and with respect to the Debtors’ performance of this Agreement (and subject to necessary Bankruptcy Court approval and/or regulatory approvals associated with the Plan and Restructuring Transactions and an Alternative Restructuring, as applicable), the execution, delivery, and performance by it of this Agreement does not, and shall not, require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state, or other governmental authority or regulatory body; and

(e) subject to necessary Bankruptcy Court approval and/or regulatory approvals associated with the Plan and Restructuring Transactions and an Alternative Restructuring, as applicable, the execution, delivery, and performance of this Agreement does not and shall not: (i) violate any provision of law, rules, or regulations applicable to it or any of its subsidiaries in any material respect; (ii) violate its certificate of incorporation, bylaws, or other organizational documents or those of any of its subsidiaries; or (iii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any contractual obligation to which it is a party, which conflict, breach, or default, would have a material and adverse effect on the Plan and Restructuring Transactions or an Alternative Restructuring, as applicable.

Section 9. Acknowledgement.

Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise. Any such offer or solicitation will be made only in compliance with all applicable securities laws and provisions of the Bankruptcy Code. The relevant Parties will not solicit acceptances of the Plan, or the Alternative Plan, as applicable, from the relevant Parties in any manner inconsistent with the Bankruptcy Code or applicable non-bankruptcy law.

Section 10. Certain Additional Chapter 11 Matters.

(a) During the Plan Support Effective Period, counsel to the Creditor-Investor Parties, counsel to the Hunt-Investor Parties, and counsel to the Consenting TCEH Creditor Parties shall (i) be given the reasonable opportunity to participate in all scheduled substantive communications with the IRS concerning the Supplemental Ruling Request and any other IRS Submission, including all scheduled conference calls and in-person meetings and (ii) be updated promptly regarding any unscheduled communications with the IRS; provided, however, that such participation shall be limited to two individuals for each of (x) the Creditor-Investor Parties, (y) the Hunt-Investor Parties, and (z) the Consenting TCEH Creditor Parties. The TCEH Official Committee shall be updated by the Debtors promptly following any such communications or meetings.

(b) During the Plan Support Effective Period, the Debtors will use commercially reasonable efforts to provide to counsel to the Creditor-Investor Parties, counsel to the Hunt-Investor Parties, counsel to the Consenting Interest Holders, counsel to the Consenting TCEH Creditor Parties, and counsel to the TCEH Official Committee draft copies of all material motions, pleadings and other documents that the Debtors intend to file with any court or regulatory body (including the Bankruptcy Court and the PUCT, but excluding the IRS) relating to the Plan and Restructuring Transactions at least three (3) Business Days before the date on which the Debtors intend to file any such document; provided, however, that all Parties acknowledge such three (3) Business Day period, as applicable, may not be reasonably practicable in all cases, and that in such cases the Debtors shall provide as much advance notice as is reasonably practicable. The Debtors will incorporate all reasonably requested comments of the Creditor-Investor Parties, Hunt-Investor Parties, Consenting Interest Holders, Consenting TCEH Creditor Parties, and counsel to TCEH Official Committee in such motions, filings, and orders.

(c) During the Plan Support Effective Period (and, solely with respect to the Debtors and the Consenting TCEH First Lien Creditors, during an Alternative Restructuring Support Period, if an Alternative Restructuring contemplates a tax-free spin-off of the TCEH Debtors’ assets), (i) the Debtors will use commercially reasonable efforts to provide to counsel to the Creditor-Investor Parties, counsel to the Hunt-Investor Parties, counsel to the Consenting Interest Holders, counsel to the Consenting TCEH Creditor Parties, and counsel to the TCEH Official Committee draft copies of all substantive documents (including the Supplemental Ruling Request (as defined below) and any other IRS Submissions) that the Debtors intend to file with the IRS and copies of all correspondence with, and documents received from the IRS, in each case relating to the Plan and Restructuring Transactions, at least five (5) Business Days before the date on which the Debtors intend to submit any such document, or no later than five (5) Business Days after the date on which the Debtors receive such document, as applicable; provided, however, that all Parties acknowledge such five (5) Business Day period, as applicable, may not be reasonably practicable in all cases, and that in such cases the Debtors shall provide as much advance notice as is reasonably practicable; and (ii) at the request of the Required TCEH First Lien Creditors, and with the consent of the Debtors and the Required Investor Parties, not to be unreasonably withheld or conditioned, the Debtors shall amend the Plan to provide that Reorganized TCEH shall enter into a tax receivable agreement (under terms and conditions reasonably requested by the Required TCEH First Lien Creditors) under which it agrees to make payments in respect of its (or its subsidiaries’) tax items to or for the benefit of the holders of Allowed TCEH First Lien Secured Claims (or their assigns). The Debtors will incorporate all reasonably requested comments of the Creditor-Investor Parties, Hunt-Investor Parties, Consenting Interest Holders, Consenting TCEH Creditor Parties, and counsel to TCEH Official Committee in such documents; provided, however, that such rights shall not result in unreasonable delays in submitting the IRS Submissions to the IRS. No additional rulings will be requested pursuant to such rights without the consent of the Parties (such consent not to be unreasonably withheld, delayed, or conditioned).

(d) EFH will use commercially reasonable efforts to obtain the Private Letter Ruling. The Parties agree to cooperate with, and use their commercially reasonable efforts to assist, EFH in obtaining the Private Letter Ruling. Each Party agrees to (i) use its commercially reasonable efforts to provide any appropriate information and additional representations as the IRS shall require in connection with the Required Rulings; provided, however, that providing such information and representations does not restrict the liquidity of equity in Reorganized TCEH on or after the Effective Date of the Plan or the TCEH First Lien Claims against the Debtors prior to the Effective Date of the Plan and (ii) to negotiate in good faith with the other Parties to implement any reasonable changes to the transactions contemplated herein, in each case as reasonably requested by the IRS in order to issue the Private Letter Ruling.

(e) EFH will use commercially reasonable efforts to file, on or before 28 days after the date the Debtors execute this Agreement, a supplemental written request to the IRS Submissions (the “Supplemental Ruling Request”), which shall be in form and substance reasonably acceptable to the Required Investor Parties and the Required TCEH Creditor Parties:

(i) describing any changes to the Plan and Restructuring Transactions (including the Merger and the REIT Reorganization) since the previously filed IRS Submission;

(ii) requesting rulings that (A) (i) EFH will be respected as the seller of the Preferred Stock Entity’s preferred stock for U.S. federal income tax purposes; (ii) for U.S. federal income tax purposes, (x) upon Reorganized TCEH’s conversion to a corporation under Delaware law, EFH will be treated as contributing both the common stock of the Preferred Stock Entity and the other assets subject to the Contribution (other than the assets transferred to the Preferred Stock Entity) to Reorganized TCEH in exchange for all of Reorganized TCEH’s stock, and such contribution will be treated as occurring immediately after EFH’s sale of the Preferred Stock Entity’s preferred stock, and (y) upon the Distribution, EFH will be treated as distributing the stock of Reorganized TCEH to the TCEH First Lien Creditors, and such distribution will be treated as occurring immediately after EFH’s contribution to Reorganized TCEH; and (iii) EFH’s pre-arranged sale of the Preferred Stock Entity’s preferred stock will be taken into account for purposes of the “control immediately after” test under Section 351 of the Internal Revenue Code; (B) Oncor’s electrical transmission and distribution system(s) and related regulatory assets (the “System”) is (exclusive of certain System assets not to comprise more than 12.5% of the total value of the System) a real estate asset within the meaning of Section 856; and (C) neither EFH’s and Oncor’s activities with respect to the System nor the Transactions will cause amounts received under the lease of the System to be treated as other than “rents from real property” under Section 856; and

(iii) withdrawing or modifying rulings previously requested in the IRS Submissions as necessary to reflect changes to the Plan and Restructuring Transactions (including the Merger and the REIT Reorganization), including (A) modifying Ruling (17) in the Initial Ruling Request to read as follows: “(i) persons receiving Reorganized EFH Common Stock pursuant to the Plan will not be aggregated for purposes of applying Section 355(d) to the Spin-Off; and (ii) persons acquiring Parent Common Shares pursuant to or in connection with the Rights Offering, the Equity Commitment Letter, and the Backstop Agreement will not be considered for purposes of applying Section 355(d) to the Spin-Off”; provided, however, that clause (ii) of the foregoing may alternatively read as follows: (1) “the anti-avoidance rule does not apply with respect to the Merger”; or (2) “persons acquiring Parent Common Shares pursuant to or in connection with the Rights Offering, the Equity Commitment Letter, and the Backstop Agreement will not be treated as acquiring Reorganized EFH

Common Stock by ‘purchase’ within the meaning of Section 355(d)”; and (B) modifying Ruling (26) in the Initial Ruling Request to read as follows: “Neither Spinco nor the Preferred Stock Entity will be treated as ever having been a member of the consolidated group of which EFH is the common parent as a result of the Reorganization.”; and

(iv) adding Parent as a taxpayer (within the meaning of Treasury Regulations Section 601.201(l)(1)) to the Supplemental Ruling Request with respect to the Required Rulings described in clauses (l), (m), and (n) of the definition of “Required Rulings” in the Plan.

(f) During the Plan Support Effective Period, except as otherwise provided in the Plan or in the Private Letter Ruling, the Debtors shall not take any action to change the entity classification for U.S. tax purposes of any Debtor entity, by changing their legal form or otherwise, without the consent of the Required Investor Parties and the Required TCEH First Lien Creditors; provided, however, that the consent of the Required TCEH First Lien Creditors shall not be required with respect to any such action with respect to any Debtor entity other than TCEH, the Reorganized EFH Shared Services Debtors, Reorganized TCEH, the Preferred Stock Entity, or any of their respective subsidiaries, if such action does not directly affect the Contribution, the Preferred Stock Sale, the Reorganized TCEH Conversion or the Distribution and does not prevent or delay EFH from obtaining the Private Letter Ruling or adversely affect the Intended Tax Treatment.

(g) Before the Effective Date, EFH shall take such actions so as to cause all discharge of indebtedness income of the EFH Group attributable to cancellation of indebtedness income of the EFH Group that was previously deferred by the EFH Group under Section 108(i) of the Code to accelerate, pursuant to Section 108(i)(5)(D) of the Code, so that such income shall be taken into account before the Effective Date.

(h) During the Plan Support Effective Period, the Debtors and the Consenting TCEH First Lien Creditors shall perform their respective commitments, covenants and other obligations with respect to the Preferred Stock Sale as set forth on Exhibit G hereto.

(i) The Parties agree that their obligations under Section 4 shall not be affected, and the Parties will continue to be obligated to support and vote in favor of the Plan, and will not change such vote, solely as a result of the Bankruptcy Court not approving the second paragraph of Article IV.B.15 of the Plan, other than the last sentence thereof. For the avoidance of doubt, under no circumstance will any Holder of an Allowed TCEH First Lien Deficiency Claim receive any recovery or distribution on account of such Allowed TCEH First Lien Deficiency Claim under the Plan (including on account of any recovery or distribution provided for in Article III.B.29). Nothing in this Agreement shall or shall be deemed to be an agreement by a Party that holds claims or interests in a particular class of claims or interests under the Plan to accept a treatment of such claims or interests under the Plan that is different from or less favorable than the treatment provided to other claims or interests in the same such class under the Plan.

(j) The Parties shall enter into and seek as soon as reasonably practicable after the Agreement Effective Date entry of amendments to the (i) Stipulation and Agreed Order Regarding Certain Confirmation Scheduling Matters [D.I. 4918] (the “Scheduling Stipulation”) and (ii) Order (A) Scheduling Certain Hearing Dates and Deadlines, (B) Establishing Certain Protocols in Connection With the Confirmation of Debtors’ Plan of Reorganization, and (C) Revising Certain Dates in the Disclosure Statement Scheduling Order [D.I. 4916] (the “Scheduling Order Amendment”), which Scheduling Stipulation shall include the agreement of the Parties to, and which Scheduling Order Amendment shall provide for, (A) a revised confirmation schedule that will be effective with respect to any plan of reorganization, including any Alternative Plan, after the earlier of the Plan Support Termination Date or any termination of this Agreement and before entry of all of the following: the Confirmation Order, PSA Approval Order, Settlement Order, and Approval Order and (B) a confirmation hearing of reasonable length that concludes on or before 90 days after the filing of such plan of reorganization.

(k) The Parties shall seek as soon as reasonably practicable after the Agreement Effective Date entry of an order (the “Amended Cash Collateral Order”) amending that certain Final Order (A) Authorizing Use of Cash Collateral for Texas Competitive Electric Holdings Company LLC and Certain of Its Debtor Affiliates, (B) Granting Adequate Protection, and (C) Modifying the Automatic Stay [D.I. 855] (the “Cash Collateral Order”), in form and substance satisfactory to the Debtors and the Required TCEH First Lien Creditors (and reasonably satisfactory to the TCEH Committee as to subparagraph (iv) below), which order shall provide for: (i) the TCEH Debtors’ continued use of cash collateral on the terms set forth in the Cash Collateral Order (as may be amended or modified from time to time) through the earliest to occur of (A) the Effective Date of the Plan or consummation of an Alternative Restructuring, (B) the expiration of the Remedies Notice Period (as will be defined in the Amended Cash Collateral Order on terms substantially consistent with the definition of such term in the Cash Collateral Order), or (C) 60 calendar days after the earlier of (1) the Plan Support Termination Date or (2) the Agreement Termination Date as to the Debtors or as to the Consenting TCEH First Lien Creditors; (ii) a waiver of the TCEH Debtors’ right to surcharge the Prepetition Collateral (as defined in the Cash Collateral Order) pursuant to section 506(c) of the Bankruptcy Code; (iii) the TCEH Debtors’ payment of the reasonable and documented out-of-pocket fees and expenses incurred by the professionals retained by any member of the steering committee of the TCEH First Lien Ad Hoc Committee; and (iv) for payment by TCEH of the reasonable and documented out-of-pocket expenses of the TCEH Official Committee relating to the TCEH Official Committee’s investigation and prosecution of the claims set forth in the TCEH Official Committee Standing Motion.

(l) The Parties agree that, on the Effective Date of the Plan, (i) the Debtors shall assume the Employment Agreements and assign the Employment Agreements to Reorganized TCEH and Reorganized TCEH shall be responsible for any cure costs arising from or related to the assumption of such Employment Agreement, and (ii) Reorganized TCEH shall enter into New Employee Agreements/Arrangements with the 18 individuals of the Debtors’ management team who are considered “insiders” but who are not party to an Employment Agreement as of the Petition Date. For the avoidance of doubt, in the event any party to an Employment Agreement and the Reorganized EFH Debtors or Reorganized EFIH Debtors mutually agree that such party’s Employment Agreement shall be assumed by Reorganized EFH or Reorganized EFIH and not assigned to Reorganized TCEH, the consent of the Required Investor Parties shall be required with respect to such assumption and the Reorganized EFH Debtors and Reorganized EFIH Debtors, as applicable, shall be responsible for any cure costs arising from or related to the assumption of such Employment Agreements.

(m) The Parties agree that the occurrence of the Effective Date shall be deemed to constitute a “change in control” under each Employment Agreement to be assigned to Reorganized TCEH (notwithstanding anything to the contrary in the Plan, the Plan Supplement, or any Employment Agreement), and, on the Effective Date, Reorganized TCEH shall execute a written agreement (in a form reasonably acceptable to the Required TCEH First Lien Creditors) with each employee who is party to such Employment Agreement acknowledging that the transactions consummated upon the occurrence of the Effective Date shall constitute a “change in control” under such employee’s Employment Agreement.

(n) The Parties agree that, except as otherwise agreed to by the Debtors, an employee party to a New Employee Agreement/Arrangement, and the Required TCEH First Lien Creditors, the New Employee Agreements/Arrangements shall: (i) provide for the same level of severance and benefits such employee would be entitled to immediately after the Effective Date of the Plan pursuant to the terms of the Energy Future Holdings Corp. Executive Change in Control Policy (effective as of May 20, 2005, as amended on December 23, 2008 and December 20, 2010, and in effect as of the date hereof) (the “EFH Change in Control Plan”); (ii) provide that all severance and other benefits set forth in Section 3 of the EFH Change in Control Plan shall be provided on the same terms and conditions set forth in the EFH Change in Control Plan; (iii) acknowledge that the transactions consummated upon the occurrence of the Effective Date of the Plan will constitute a “change in control” under the EFH Change in Control Plan; and (iv) provide that “Good Reason” for purposes of their continued participation in the EFH Change in Control Plan shall have the same definition as that set forth in the EFH Change in Control Plan.

(o) The material terms of Reorganized Debtor Management Incentive Plan, including potential equity pool available for distribution, shall be set forth in Plan Supplement (and will be in form and substance acceptable to the Required TCEH First Lien Creditors). The Reorganized Debtor Management Incentive Plan shall include an $11 million cash pool to be paid after the Effective Date by Reorganized TCEH (the “Additional Payment Pool”). A portion of the Additional Payment Pool shall be allocated to each employee who is eligible to participate in the “Key Leader Plan” or “Supplemental Incentive Award” pursuant to the 2015 Compensation Order in an amount not greater than the difference between (x) the total amount available to be paid to an eligible employee under the “Key Leader Plan” or “Supplemental Incentive Award,” as applicable, at target and (y) the total amount an eligible employee actually received under the “Key Leader Plan” or “Supplemental Incentive Award,” as applicable, before the Effective Date. The remaining portion of the Additional Payment Pool (if any) that is available after the allocation described in the immediately preceding sentence shall be allocated among the senior management of Reorganized TCEH in amounts, if any, determined in the discretion of the Reorganized TCEH Board (as defined in the Plan). In the event an employee becomes eligible to receive severance within the 12-month period after the Effective Date of the Plan, the amount of such employee’s severance shall be reduced dollar-for-dollar for any amounts actually paid by Reorganized TECH to such employee from the Additional Payment Pool. In no event shall amounts to be paid on account of the Additional Payment Pool after the Effective Date of the Plan constitute claims against the Debtors (whether administrative priority or otherwise) or otherwise be due and owing by the Debtors before the occurrence of the Effective Date of the Plan.

(p) During the Plan Support Effective Period, (i) no Debtor shall take any action that results in an ownership change of EFH within the meaning of Section 382(g) of the Internal Revenue Code (including by treating the equity interests of EFH as becoming worthless within the meaning of Section 382(g)(4)(D) of the Internal Revenue Code); and (ii) Texas Holdings shall not (A) take any action that results in an ownership change of EFH within the meaning of Section 382(g) of the Internal Revenue Code (including by treating the equity interests of EFH as becoming worthless within the meaning of Section 382(g)(4)(D) of the Internal Revenue Code and thereby resulting in an ownership change of EFH within the meaning of Section 382(g) of the Internal Revenue Code); (B) knowingly permit any person (other than Texas Holdings) to own directly, indirectly, or constructively (by operation of Section 318 as modified by Section 382(l)(3)(A) of the Internal Revenue Code) 50% or more of the equity interests of EFH; or (C) change its taxable year to be other than the calendar year.

(q) The Rights Offering Procedures shall provide, and the parties to the Backstop Agreement shall amend the Backstop Agreement as soon as reasonably practicable to provide, that (i) the Rights issued in respect of the TCEH First Lien Claims (other than any Assigned C5 Rights), and the common equity of Parent issuable with respect to the exercise of such Rights, shall be freely and separately transferable from such TCEH First Lien Claims, provided that (A) all transfers shall be made in compliance with applicable law and (B) no Rights shall be transferable at any time after the date that such Rights are validly exercised (it being understood that, subject to Clause (A), the common equity of Parent issuable with respect to such validly exercised Rights shall be freely transferable on a “when issued” basis) and (ii) no holder of Rights issued in respect of the TCEH First Lien Claims (other than any Assigned C5 Rights), including any transferee of such Rights, shall be required to own any TCEH First Lien Claims in order to validly exercise such Rights or to receive the common equity of Parent issuable with respect to the exercise of such Rights.

Section 11. Termination of Support for Plan and Restructuring Transactions.

The Parties’ commitments and obligations with respect to the Plan and Restructuring Transactions, as set forth in Section 4 hereof (which, for the avoidance of doubt, shall not include any commitments, covenants, or obligations with respect to the Settlement Agreement or an Alternative Restructuring), shall terminate automatically, and without further action by any Party, upon delivery by the Debtors, the Required TCEH First Lien Creditors, or the Required Investor Parties to the other Parties of a written notice (a “Plan Support Termination Notice”) in accordance with Section 14.8 hereof, setting forth the particular relevant facts and circumstances, upon the occurrence and during the continuation of any of the following (each a “Plan Support Termination Event,” and the date upon which a Plan Support Termination Event occurs, the “Plan Support Termination Date”):

(a) a condition to the occurrence of the Effective Date, as defined and set forth in the Plan, or to the closing of the transactions contemplated by the Merger Agreement, that either (i) cannot be waived or (ii) can be waived and is not timely waived by the entity or entities entitled to waive it, becomes incapable of being satisfied (which shall include an oral or written statement made by an authorized agent, official, or other representative of the IRS

(in the case of an oral statement, witnessed, or verified by counsel to the Investor Parties; provided, that such Investor Parties shall direct their counsel to promptly verify any such oral statement, if not already witnessed by such counsel) that one or more of the Required Rulings will not be issued (unless such condition with respect to such Required Ruling can be and is timely waived)). For the avoidance of doubt, such oral or written statement with respect to a ruling described in clauses (l), (m), or (n) of the definition of “Required Rulings” in the Plan shall not be a Plan Support Termination Event if the Required Investor Parties (or other party authorized by the Required Investor Parties) waive the corresponding condition in respect of any such ruling described in clauses (l), (m), or (n) of the definition of “Required Rulings” in the Plan;

(b) all conditions to the occurrence of the Effective Date, as defined and set forth in the Plan, have been satisfied or waived but the Plan is not consummated, due to some action or inaction by Parent, OV2, or the Investor Parties, by the date that is thirty (30) days after the date upon which the last condition to the occurrence of the Effective Date has been satisfied or waived;

(c) termination of the Merger Agreement or a termination of this Agreement by the Required Investor Parties or the Required TCEH Unsecured Noteholders pursuant to Section 12.1(c);

(d) the Bankruptcy Court shall not have entered the Disclosure Statement Order on or before November 15, 2015 (the “Disclosure Statement Milestone”), provided that entry of such order shall be deemed to occur upon an oral indication by the Bankruptcy Court that it is approving or will approve the Disclosure Statement; provided, further, upon the written request of the Required Investor Parties, with the consent of the TCEH Official Committee (which consent shall not be unreasonably withheld or delayed), which request shall be received by the Debtors and the Consenting TCEH First Lien Creditors by no later than November 15, 2015, the Disclosure Statement Milestone shall be extended through December 15, 2015, whereupon such request, the TCEH Cash Payment shall be immediately and irrevocably reduced by $50 million (whether or not the full thirty day extension is required or proves necessary) (the “Disclosure Statement Milestone Extension”);

(e) the Bankruptcy Court shall not have entered the Confirmation Order on or before January 15, 2016 (the “Confirmation Milestone”), provided that entry of any such order shall be deemed to occur upon an oral indication by the Bankruptcy Court that it is approving or will approve confirmation of the Plan; provided, further, (i) if there is a Disclosure Statement Milestone Extension pursuant to Section 11(d), then the Confirmation Milestone shall automatically be extended to and be February 15, 2016; (ii) if there was no Disclosure Statement Milestone Extension, then upon the written request of the Required Investor Parties, with the consent of the TCEH Official Committee (which consent shall not be unreasonably withheld or delayed), which request shall be received by the Debtors and the Consenting TCEH First Lien Creditors by no later than January 15, 2016, the Confirmation Milestone shall be extended through February 15, 2016, whereupon such request pursuant to Section 11(e)(ii), the TCEH Cash Payment shall be immediately and irrevocably reduced by $50 million (whether or not the full thirty-one day extension is required or proves necessary); and (iii) if the Class comprised of Allowed TCEH First Lien Secured Claims is permitted to vote to accept or reject the Plan and fails to accept the Plan, as determined pursuant to section 1126(c) of the Bankruptcy Code, then the Confirmation Milestone will be extended by the lesser of the number of days required to cure such failure to accept the Plan and fifteen (15) Business Days.

(f) the knowing and willful breach by any of the Investor Parties of any of the representations, warranties, or covenants of such breaching Party as set forth in this Agreement, the Merger Agreement, the Equity Commitment Letter, or the Backstop Agreement that would have a material adverse effect on the Plan and the Restructuring Transactions or that would materially delay the occurrence of the Effective Date of the Plan beyond the applicable Plan Support Outside Date (as defined below); provided, however, if such breach is capable of being cured, the Parties shall have fifteen (15) Business Days after receiving such notice to cure any such breach; and

(g) April 30, 2016 (the “Plan Support Outside Date”); provided, however, that

(i) if all approvals required from the PUCT with respect to consummation of the Plan have been obtained before April 30, 2016, and so long as the Investor Parties, and Consenting TCEH Unsecured Noteholders are not in material breach of their obligations under this Agreement, the Merger Agreement, the Equity Commitment Letter, or the Backstop Agreement, then the Plan Support Outside Date automatically shall be extended to and be June 30, 2016;

(ii) if all approvals required from the PUCT with respect to consummation of the Plan have not been obtained before April 30, 2016, and so long as the Investor Parties and Consenting TCEH Unsecured Noteholders are not in material breach of their obligations under this Agreement, then (A) upon the written request of the Required Investor Parties, with the consent of the TCEH Official Committee (which consent shall not be unreasonably withheld or delayed) and with notice to the Debtors, which request shall be received by the Consenting TCEH First Lien Creditors by no later than April 30, 2016, the Plan Support Outside Date shall be extended to and be May 31, 2016, whereupon such extension, the TCEH Cash Payment shall be immediately and irrevocably reduced by $50 million (whether or not the full thirty-one day extension is required or proves necessary), and (B) following an extension of the Plan Support Outside Date in Section 11(g)(ii)(A), upon the written request of the Required Investor Parties, with the consent of the TCEH Official Committee (which consent shall not be unreasonably withheld or delayed) and with notice to the Debtors, which request shall be received by the Consenting TCEH First Lien Creditors by no later than May 31, 2016, the Plan Support Outside Date shall be extended to and be June 30, 2016, whereupon such extension, the TCEH Cash Payment shall be immediately and irrevocably reduced by an additional $50 million (whether or not the full thirty day extension is required or proves necessary); and

(iii) so long as all conditions to the occurrence of the Effective Date, other than any condition with respect to the Spin-Off requiring either (A) the termination or expiration of any waiting period applicable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or similar law or statute, or (B) any necessary approvals and consents from the Federal Energy Regulatory Commission or the NRC, have been satisfied or waived before an extended Plan Support Outside Date set forth in Section 11(g)(i) or (ii), then the Plan Support Outside Date shall be extended at the request of any Party until a date that is the earlier of (Y) August 31, 2016 (unless the failure of such waiting periods referenced in clause (A) to terminate or expire or such approvals referenced in clause (B) to be obtained by such date is the result of any action or inaction of any Party, other than an Investor Party), and (Z) thirty (30) days after the latest date upon which such waiting periods have terminated or expired or such approvals have been obtained. For the avoidance of doubt, any extension of the Plan Support Outside Date pursuant to this Section 11(g)(iii) shall not require a reduction of the TCEH Cash Payment amount.

A Plan Support Termination Notice may only be issued by the Debtors, the Required TCEH First Lien Creditors, or the Required Investor Parties, and no such Party may issue a Plan Support Termination Notice if such Party failed to perform or comply in all material respects with the terms and conditions of this Agreement, and such failure to perform or comply caused, or resulted in, the occurrence of the applicable Plan Support Termination Event.

Section 12. Agreement Termination Events.

12.1	Investor Party, Consenting TCEH Unsecured Noteholder, and Consenting TCEH Second Lien Noteholder Termination Events.

This Agreement may be terminated as between the Investor Parties and the other Parties; the Consenting TCEH Unsecured Noteholders and the other Parties; or the Consenting TCEH Second Lien Noteholders and the other Parties, in each case, by the delivery to the other Parties of a written notice in accordance with Section 14.8 hereof by, as applicable the Required Investor Parties, the Required TCEH Unsecured Noteholders, or the Required TCEH Second Lien Noteholders, in each case, in the exercise of their discretion, upon the occurrence and during the continuation of any of the following events:

(a) beneficial holders (or investment advisors or managers for such beneficial holders or discretionary accounts of such beneficial holders) of at least 50.10% of the aggregate outstanding principal amount of the TCEH First Lien Claims (determined without regard to any claims held by Debtors) have not executed and delivered to the other Parties signature pages to this Agreement on or before September 11, 2015, provided that this Agreement may only be terminated pursuant to this clause (a) before the earlier to occur of (i) entry of the PSA Approval Order and (ii) entry of the Disclosure Statement Order;

(b) the TCEH First Lien Agent has not executed and delivered to the other Parties a signature page to this Agreement on or before September 11, 2015, provided that this Agreement may only be terminated pursuant to this clause (b) before the earlier to occur of (i) entry of the PSA Approval Order and (ii) entry of the Disclosure Statement Order;

(c) the Oncor Letter Agreement (as defined in the Merger Agreement) shall not have been executed on or before the earlier of (i) the conclusion of the hearing on approval of the Disclosure Statement or (ii) fifteen (15) Business Days after the Agreement Effective Date, provided that this Agreement may only be terminated pursuant to this clause (c) before the earlier to occur of (i) entry of the PSA Approval Order and (ii) entry of the Disclosure Statement Order;

(d) subject to the occurrence of the Plan Support Termination Date, the knowing and willful breach by a Consenting TCEH First Lien Creditor of any of the representations, warranties, or covenants of such breaching Party as set forth in this Agreement that would prevent and result in a material adverse effect on the consummation of all Alternative Restructurings in accordance with this Agreement, provided, however, that the Parties seeking to terminate the Agreement shall include in such notice the details of any such breach, and if such breach is capable of being cured, the Parties shall have fifteen (15) Business Days after receiving such notice to cure any such breach;

(e) subject to the occurrence of the Plan Support Termination Date, the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of a Final Order (or other comparable final and non-appealable injunction, judgment, decree, charge, ruling or order issued by a regulatory authority) permanently enjoining or otherwise preventing the consummation of all Alternative Restructurings in accordance with this Agreement; provided, however, that the Parties shall have thirty (30) Business Days after issuance of such Final Order or other comparable final and non-appealable injunction, judgment, decree, charge, ruling or order to obtain relief that would allow consummation of an Alternative Restructuring in accordance with this Agreement;

(f) the Class comprised of Allowed TCEH First Lien Secured Claims is permitted to vote to accept or reject the Plan and fails to accept the Plan, as determined pursuant to section 1126(c) of the Bankruptcy Code, provided, however, that the Parties shall have fifteen (15) Business Days after receiving notice of such failure to accept the Plan to cure any such failure; provided further, however, that this Agreement may only be terminated pursuant to this clause (f) within fifteen (15) Business Days after the end of this cure period; or

(g) the PSA Approval Order shall not have been entered on or before September 30, 2015, provided that this Agreement may only be terminated pursuant to this clause (g) before the entry of the PSA Approval Order.

In addition to the foregoing, this Agreement may be terminated as between GSO and the other Parties or Avenue and the other Parties, in each case solely with respect to their obligations under this Agreement with respect to their E-Side claims, by the delivery by such Parties to the other Parties of a written notice in accordance with Section 14.8 hereof, upon a modification, amendment, or supplement to the Plan or other Definitive Restructuring Document that materially and adversely affects the treatment of E-Side Claims held by GSO or Avenue, as applicable, without GSO’s or Avenue’s prior written consent, as applicable; provided, however, that the Parties shall have fifteen (15) Business Days after receiving such notice to cure any such breach.

12.2	TCEH Official Committee Termination Events.

This Agreement may be terminated as between the TCEH Official Committee and the other Parties by delivery to the other Parties of a written notice in accordance with Section 14.8 hereof by the TCEH Official Committee, upon the occurrence and during the continuation of any of the following events:

(a) beneficial holders (or investment advisors or managers for such beneficial holders or discretionary accounts of such beneficial holders) of at least 50.10% of the aggregate outstanding principal amount of the TCEH First Lien Claims (determined without regard to any claims held by Debtors) have not executed and delivered to the other Parties signature pages to this Agreement on or before September 11, 2015, provided that this Agreement may only be terminated pursuant to this clause (a) before the earlier to occur of (i) entry of the PSA Approval Order and (ii) entry of the Disclosure Statement Order;

(b) the TCEH First Lien Agent has not executed and delivered to the other Parties a signature page to this Agreement on or before September 11, 2015, provided that this Agreement may only be terminated pursuant to this clause (b) before the earlier to occur of (i) entry of the PSA Approval Order and (ii) entry of the Disclosure Statement Order;

(c) subject to the occurrence of the Plan Support Termination Date, the knowing and willful breach by a Consenting TCEH First Lien Creditor of any of the representations, warranties, or covenants of such breaching Party as set forth in this Agreement that would prevent and result in a material adverse effect on the consummation of all Alternative Restructurings in accordance with this Agreement, provided, however, that the TCEH Official Committee shall include in such notice the details of any such breach, and if such breach is capable of being cured, the Parties shall have fifteen (15) Business Days after receiving such notice to cure any such breach;

(d) subject to the occurrence of the Plan Support Termination Date, the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of a Final Order (or other comparable final and non-appealable injunction, judgment, decree, charge, ruling or order issued by a regulatory authority) permanently enjoining or otherwise preventing the consummation of all Alternative Restructurings in accordance with this Agreement; provided, however, that the Parties shall have thirty (30) Business Days after issuance of such Final Order or other comparable final and non-appealable injunction, judgment, decree, charge, ruling or order to obtain relief that would allow consummation of an Alternative Restructuring in accordance with this Agreement;

(e) the Class comprised of Allowed TCEH First Lien Secured Claims is permitted to vote to accept or reject the Plan and fails to accept the Plan, as determined pursuant to section 1126(c) of the Bankruptcy Code, provided, however, that the Parties shall have fifteen (15) Business Days after receiving notice of such failure to accept the Plan to cure any such failure; provided further, however, that this Agreement may only be terminated pursuant to this clause (e) within fifteen (15) Business Days after the end of this cure period;

(f) the Required TCEH Unsecured Noteholders terminate this Agreement in accordance with Section 12.1(c); provided that this Agreement may only be terminated pursuant to this clause (f) before the earlier to occur of (i) entry of the PSA Approval Order and (ii) entry of the Disclosure Statement Order; or

(g) the PSA Approval Order shall not have been entered on or before September 30, 2015; provided that this Agreement may only be terminated pursuant to this clause (g) before entry of the PSA Approval Order.

12.3	Consenting Interest Holder Termination Events.

This Agreement may be terminated as between the Consenting Interest Holders and the other Parties by delivery to the other Parties of a written notice in accordance with Section 14.8 hereof by all of the undersigned Consenting Interest Holders, upon the occurrence and during the continuation of any of the following events: (a) subject to the occurrence of the Plan Support Termination Date, upon the knowing and willful breach by a Consenting TCEH First Lien Creditor of any of the representations, warranties, or covenants of such breaching Party as set forth in this Agreement that would prevent and result in a material adverse effect on the consummation of all Alternative Restructurings in accordance with this Agreement; provided, however, that the Consenting Interest Holders seeking to terminate this Agreement shall include in such notice the details of any such breach, and if such breach is capable of being cured, the Parties shall have fifteen (15) Business Days after receiving such notice to cure any such breach; (b) subject to the occurrence of the Plan Support Termination Date, the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of a Final Order (or other comparable final and non-appealable injunction, judgment, decree, charge, ruling or order issued by a regulatory authority) permanently enjoining or otherwise preventing the consummation of all Alternative Restructurings in accordance with this Agreement; provided, however, that the Parties shall have thirty (30) Business Days after issuance of such Final Order or other comparable final and non-appealable injunction, judgment, decree, charge, ruling or order to obtain relief that would allow consummation of an Alternative Restructuring in accordance with this Agreement; or (c) the PSA Approval Order shall not have been entered on or before September 30, 2015; provided that this Agreement may only be terminated pursuant to this clause (c) before entry of the PSA Approval Order.

12.4	Consenting TCEH First Lien Creditor and TCEH First Lien Agent Termination Events.

This Agreement may be terminated as between (i) the Consenting TCEH First Lien Creditors and the other Parties, or (ii) the TCEH First Lien Agent and the other Parties, in each case by the delivery to the other Parties of a written notice in accordance with Section 14.8 hereof by, as applicable: (i) the Required TCEH First Lien Creditors, or (ii) the TCEH First Lien Agent, in each case, in the exercise of their discretion, upon the occurrence and during the continuation of any of the following events:

(a) subject to the occurrence of the Plan Support Termination Date, the knowing and willful breach by any of the Investor Parties, Consenting TCEH Unsecured Noteholders, Consenting TCEH Second Lien Noteholders, or the TCEH Official Committee of any of the representations, warranties, or covenants of such breaching Party as set forth in this Agreement that would prevent and result in a material adverse effect on the consummation of all Alternative Restructurings in accordance with this Agreement; provided, however, that the Parties seeking to terminate this Agreement shall include in such notice the details of any such breach, and if such breach is capable of being cured, the Parties shall have fifteen (15) Business Days after receiving such notice to cure any such breach;

(b) subject to the occurrence of the Plan Support Termination Date, the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of a Final Order (or other comparable final and non-appealable injunction, judgment, decree, charge, ruling or order issued by a regulatory authority) permanently enjoining or otherwise preventing the consummation of all Alternative Restructurings in accordance with this Agreement; provided, however, that the Parties shall have thirty (30) Business Days after issuance of such Final Order or other comparable final and non-appealable injunction, judgment, decree, charge, ruling or order to obtain relief that would allow consummation of an Alternative Restructuring in accordance with this Agreement;

(c) beneficial holders (or investment advisors or managers for such beneficial holders or discretionary accounts of such beneficial holders) of at least 50.10% of the aggregate outstanding principal amount of the TCEH Second Lien Note Claims (determined without regard to any claims held by Debtors) have not executed and delivered signature pages to this Agreement on or before September 11, 2015, provided that this Agreement may only be terminated pursuant to this clause (c) before the earlier to occur of (i) entry of the PSA Approval Order and (ii) entry of the Disclosure Statement Order;

(d) beneficial holders (or investment advisors or managers for such beneficial holders or discretionary accounts of such beneficial holders) of at least 66.67% of the aggregate outstanding principal amount of the TCEH Unsecured Note Claims (determined without regard to any claims held by Debtors) have not executed and delivered signature pages to this Agreement on or before September 11, 2015, provided that this Agreement may only be terminated pursuant to this clause (d) before the earlier to occur of (i) entry of the PSA Approval Order and (ii) entry of the Disclosure Statement Order;

(e) the Oncor Letter Agreement shall not have been executed on or before the earlier of (i) the conclusion of the hearing on approval of the Disclosure Statement or (ii) fifteen (15) Business Days after the Agreement Effective Date, provided that this Agreement may only be terminated pursuant to this clause (e) before the earlier to occur of (i) entry of the PSA Approval Order and (ii) entry of the Disclosure Statement Order; or

(f) the PSA Approval Order shall not have been entered on or before September 30, 2015, provided that this Agreement may only be terminated pursuant to this clause (f) before entry of the PSA Approval Order.

12.5	Hunt-Investor Party Termination Events.

This Agreement may be terminated as between any of the Hunt-Investor Parties that do not hold Debtor Claims/Interests and the other Parties by delivery to the other Parties of a written notice in accordance with Section 14.8 hereof by such Hunt-Investor Parties upon the Plan Support Termination Date; provided that Hunt’s obligations under Section 5.2 shall survive any such termination as set forth therein.

12.6	Debtors’ Termination Events.

A Debtor may terminate this Agreement as to it upon five (5) Business Days’ prior written notice to the other Parties, delivered in accordance with Section 14.8 hereof, upon the occurrence and during the continuation of any of the following events:

(a) beneficial holders (or investment advisors or managers for such beneficial holders or discretionary accounts of such beneficial holders) of at least 50.10% of the aggregate outstanding principal amount of the TCEH First Lien Claims (determined without regard to any claims held by Debtors) have not executed and delivered to the other Parties signature pages to this Agreement on or before September 11, 2015, provided that this Agreement may only be terminated pursuant to this clause (a) before the earlier to occur of (i) entry of the PSA Approval Order or (ii) entry of the Disclosure Statement Order;

(b) beneficial holders (or investment advisors or managers for such beneficial holders or discretionary accounts of such beneficial holders) of at least 50.10% of the aggregate outstanding principal amount of the TCEH Second Lien Note Claims (determined without regard to any claims held by Debtors) have not executed and delivered to the other Parties signature pages to this Agreement on or before September 11, 2015, provided that this Agreement may only be terminated pursuant to this clause (b) before the earlier to occur of (i) entry of the PSA Approval Order and (ii) entry of the Disclosure Statement Order;

(c) beneficial holders (or investment advisors or managers for such beneficial holders or discretionary accounts of such beneficial holders) of at least 66.67% of the aggregate outstanding principal amount of the TCEH Unsecured Note Claims (determined without regard to any claims held by Debtors) have not executed and delivered to the other Parties signature pages to this Agreement on or before September 11, 2015, provided that this Agreement may only be terminated pursuant to this clause (c) before the earlier to occur of (i) entry of the PSA Approval Order and (ii) entry of the Disclosure Statement Order;

(d) subject to the occurrence of the Plan Support Termination Date, the knowing and willful breach by any of the Investor Parties, Consenting Interest Holders, or Consenting TCEH Creditor Parties of any of the representations, warranties, or covenants of such breaching Party as set forth in this Agreement that would prevent and result in a material adverse effect on the consummation of all Alternative Restructurings in accordance with this Agreement; provided, however, that the Debtors seeking to terminate this Agreement shall include in such notice the details of any such breach, and if such breach is capable of being cured, the Parties shall have fifteen (15) Business Days after receiving such notice to cure any such breach;

(e) subject to the occurrence of the Plan Support Termination Date, the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of a Final Order (or other comparable final and non-appealable injunction, judgment, decree, charge, ruling or order issued by a regulatory authority) permanently enjoining or otherwise preventing the consummation of all Alternative Restructurings in accordance with this Agreement; provided, however, that the Parties shall have thirty (30) Business Days after issuance of such Final Order or other comparable final and non-appealable injunction, judgment, decree, charge, ruling or order to obtain relief that would allow consummation of an Alternative Restructuring in accordance with this Agreement;

(f) the PSA Approval Order shall not have been entered on or before September 30, 2015, provided that this Agreement may only be terminated pursuant to this clause (f) before entry of the PSA Approval Order;

(g) the Oncor Letter Agreement shall not have been executed on or before the earlier of (i) the conclusion hearing on approval of the Disclosure Statement or (ii) fifteen (15) Business Days after the Agreement Effective Date, provided that this Agreement may only be terminated pursuant to this clause (g) before the earlier to occur of (i) entry of the PSA Approval Order and (ii) entry of the Disclosure Statement Order; or

(h) the board of directors, board of managers, or such similar governing body of any Debtor determines in good faith after consultation with its outside financial advisors and outside legal counsel, and based on the advice of such counsel, that proceeding with the Plan and Restructuring Transactions or the Alternative Restructuring would be inconsistent with its applicable fiduciary duties.

12.7	Termination Event for Breach by Debtors or Consenting Interest Holders.

This Agreement may be terminated as between the Debtors and the other non-Debtor Parties (but not, for the avoidance of doubt, as between the non-Debtor Parties) by the delivery to the Debtors of a written notice in accordance with Section 14.8 hereof by the Required Investor Parties and the Required TCEH Creditor Parties, upon the occurrence and during the continuation of any knowing and willful breach by any of the Debtors of any of the representations, warranties, or covenants of such breaching Party as set forth in this Agreement that would prevent and result in a material adverse effect on the consummation of the Plan or, subject to the occurrence of the Plan Support Termination Date, all Alternative Restructurings in accordance with this Agreement; provided, however, that the Parties seeking to terminate this Agreement shall include in such notice the details of any such breach, and if such breach is capable of being cured, the Parties shall have fifteen (15) Business Days after receiving such notice to cure any such breach.

This Agreement may be terminated as between the Consenting Interest Holders and the Parties other than Consenting Interest Holders (but not, for the avoidance of doubt, as between the Parties other than the Consenting Interest Holders) by the delivery to the Consenting Interest Holders of a written notice in accordance with Section 14.8 hereof by the Required Investor Parties and the Required TCEH Creditor Parties, upon the occurrence and during the continuation of any knowing and willful breach by any of the Consenting Interest Holders of any of the representations, warranties, or covenants of such breaching Party as set forth in this Agreement that would prevent and result in a material adverse effect on the consummation of the Plan or, subject to the occurrence of the Plan Support Termination Date, all Alternative Restructurings in accordance with this Agreement; provided, however, that the Parties seeking to terminate this Agreement shall include in such notice the details of any such breach, and if such breach is capable of being cured, the Parties shall have fifteen (15) Business Days after receiving such notice to cure any such breach.

12.8	Mutual Termination.

This Agreement, and the obligations of all Parties hereunder, may be terminated:

(a) during the Plan Support Effective Period, by mutual agreement among all of the following: (i) the Debtors; (ii) at least two unaffiliated Creditor-Investor Parties holding in the aggregate at least 50.1% in amount of the (A) “Investment Commitments” (as defined in the Equity Commitment Letter) set forth on Exhibit A to the Equity Commitment Letter (as amended from time to time in accordance therewith and with this Agreement) and (B) “Backstop Commitments” (as defined in the Backstop Agreement) set forth on Schedule 1 to the Backstop Agreement (as amended from time to time in accordance therewith and with this Agreement), made by Creditor-Investor Parties; (iii) the Hunt-Investor Parties; (iv) the Required TCEH Creditor Parties; (v) all of the undersigned Consenting Interest Holders; and (vi) the TCEH Official Committee; or

(b) during the Alternative Restructuring Support Period, if any, by mutual agreement among all of the following: (i) the Debtors; (ii) the Required TCEH Creditor Parties; (iii) all of the undersigned Consenting Interest Holders; and (iv) the TCEH Official Committee.

12.9	Termination Upon Consummation of the Plan or Alternative Restructuring.

This Agreement shall terminate automatically without any further required action or notice with respect to all Parties on the earlier to occur of the Effective Date of the Plan and the consummation of an Alternative Restructuring.

12.10	Effect of Termination.

No Party may terminate this Agreement, and no Party may be counted among the Required Investor Parties, Investor Parties, Required TCEH Creditor Parties, Consenting TCEH Creditor Parties or Consenting Interest Holders, as applicable, for purposes of terminating this Agreement if such Party failed to perform or comply in all material respects with the terms and conditions of this Agreement, and such failure to perform or comply caused, or resulted in, the occurrence of one or more termination events specified herein. The date on which termination of this Agreement as to a Party is effective in accordance with Section 12 shall be referred to as an “Agreement Termination Date.” Upon the occurrence of an Agreement Termination Date as to a Party (but only as to such Party), except as expressly provided in this Agreement, (i) this Agreement shall be of no further force and effect with respect to such Party, (ii) each Party subject to such termination shall be released from its commitments, undertakings, and agreements under this Agreement and shall have the rights that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, and (iii) the remaining Parties to this Agreement, if any, shall be released from any commitments, undertaking, and agreements owed to such terminated Party under this Agreement; provided, however, that this Section 12.10, Section 5.2, Section 10(j), Section 14.4, Section 14.6, Section 14.8, Section 14.10, Section 14.12, and Section 14.14 shall survive termination of this Agreement. Notwithstanding anything to the contrary in this Agreement, the foregoing shall not be construed to prohibit any of the Parties from contesting whether any such termination is in accordance with the terms of this Agreement. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict any right of any Party, or the ability of any Party to protect and preserve its rights, remedies, and interests, including its claims against any Debtor or any other Party. Nothing in this Section 12.8 shall restrict any Debtor’s right to terminate this Agreement in accordance with Section 12.6(h).

In addition, and for the avoidance of doubt, the termination rights and effect of termination provided for under this Section 12 apply only to this Agreement (without reference to the exhibits). The applicable termination rights and effect of termination of other agreements between or among any of the Parties, including those attached to this Agreement as exhibits, are governed according to the respective terms and conditions of such agreements.

12.11	No Violation of Automatic Stay.

The automatic stay applicable under section 362 of the Bankruptcy Code shall not prohibit a Party from taking any action necessary to effectuate the termination of this Agreement pursuant to and in accordance with the terms hereof.

Section 13. Amendments.

This Agreement may not be modified, amended, or supplemented in any manner except:

(a) during the Plan Support Effective Period, in writing signed by (i) the Required Investor Parties; (ii) the Required TCEH Creditor Parties; (iii) all of the undersigned Consenting Interest Holders; (iv) each of the Debtors; and (v) the TCEH Official Committee; provided, however, that if the proposed modification, amendment, or supplement has a material, disproportionate, and adverse effect on any Party (in any capacity), then the consent of each such disproportionately affected Party shall also be required to effectuate such modification, amendment, or supplement; and

(b) during the Alternative Restructuring Support Period, if any, in writing signed by (i) the Debtors; (ii) the Required TCEH Creditor Parties; (iii) all of the undersigned Consenting Interest Holders; and (iv) the TCEH Official Committee; provided, however, that if the proposed modification, amendment, or supplement has a material, disproportionate, and adverse effect on any Party (in any capacity), then the consent of each such disproportionately affected Party shall also be required to effectuate such modification, amendment, or supplement.

Any proposed modification, amendment, or supplement that is not approved in accordance with this Section 13 shall be ineffective and void ab initio. For the avoidance of doubt, the limitations and requirements for amendment, modification or supplementation provided for in this Section 13 apply only to this Agreement (without reference to the exhibits). Notwithstanding anything to the contrary in this Agreement, the applicable limitations and requirements to modify, amend, supplement, or waive any provision of other agreements between or among any of the Parties, including those attached to this Agreement as exhibits, are governed according to the respective terms and conditions of such agreements and must also comply with Sections 3.1 and 3.2 hereof, as applicable.

Section 14. Miscellaneous.

14.1	Further Assurances.

Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Plan and the Restructuring Transactions, or, after the Plan Support Termination Date, the Alternative Restructuring, as applicable.

14.2	Complete Agreement.

This Agreement, including any exhibits, annexes, and/or schedules hereto and the exhibits, annexes, and/or schedules thereto, and the Settlement Agreement, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersedes and nullifies all prior agreements, oral or written, among the Parties with respect thereto, including any agreements related to Alternative Proposals.

14.3	Headings.

The headings of all sections of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit, or aid in the construction or interpretation of any term or provision hereof.

14.4	Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be construed and enforced in accordance with, and the rights of the Parties shall be governed by, the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof. Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement in the United States Bankruptcy Court for the District of Delaware (the “Chosen Court”), and solely in connection with claims arising under this Agreement: (i) irrevocably submits to the exclusive jurisdiction and the authority of the Chosen Court; (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Court; and (iii) waives any objection that the Chosen Court is an inconvenient forum, does not have jurisdiction over any Party hereto, or lacks the constitutional authority to enter final orders in connection with such action or proceeding.

(b) Each Party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding arising out of, or relating to, this Agreement or the transactions contemplated hereby (whether based on contract, tort, or any other theory). Each Party (i) certifies that no representative, agent, or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other Parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 14.4.

14.5	Execution of Agreement.

This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of such Party.

14.6	Interpretation and Rules of Construction.

This Agreement is the product of negotiations among the Parties and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Parties were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel. In addition, this Agreement shall be interpreted in accordance with section 102 of the Bankruptcy Code.

14.7	Successors and Assigns.

This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third party beneficiaries under this Agreement, and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other person or entity except as otherwise expressly permitted herein.

14.8	Notices.

All notices hereunder shall be deemed given if in writing and delivered, if sent by electronic mail, courier, or registered or certified mail (return receipt requested) to the following addresses (or at such other addresses as shall be specified by like notice):

(a)	if to a Creditor-Investor Party or Consenting TCEH Unsecured Noteholder, to:

White & Case LLP

1155 Avenue of the Americas

New York, New York 10036

Attention: Gregory Pryor and J. Christopher Shore

E-mail addresses:   gpryor@whitecase.com

                                cshore@whitecase.com

and

White & Case LLP

Southeast Financial Center

200 S. Biscayne Blvd., Suite 4900

Miami, Florida 33131

Attention: Thomas E Lauria and Matthew C. Brown

E-mail addresses:   tlauria@whitecase.com

                                mbrown@whitecase.com

(b)	if to a Hunt-Investor Party, to:

Baker Botts L.L.P.

2001 Ross Avenue, Suite 600

Dallas, Texas 75201

Attention: Geoffrey L. Newton, C. Luckey McDowell and Preston Bernhisel

E-mail addresses:   geoffrey.newton@bakerbotts.com

                                luckey.mcdowell@bakerbotts.com

                                preston.bernhisel@bakerbotts.com

and

Vinson & Elkins LLP

1001 Fannin Street

Houston, Texas 77002

Attention: Trina H. Chandler and Paul E. Heath

E-mail addresses:   tchandler@velaw.com

                                pheath@velaw.com

(c)	if to a Consenting Interest Holder, to:

Wachtell Lipton Rosen & Katz

51 W. 52nd Street

New York, New York 10019

Attention: Richard G. Mason, Emil A. Kleinhaus and Austin T. Witt

E-mail addresses:   rgmason@wlrk.com

                                eakleinhaus@wlrk.com

                                awitt@wlrk.com

(d)	if to a Consenting TCEH First Lien Creditor, to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attention: Alan W. Kornberg, Brian S. Hermann, and Jacob A. Adlerstein

E-mail addresses:   akornberg@paulweiss.com

                                bhermann@paulweiss.com,

                                jadlerstein@paulweiss.com

(e)	if to a Consenting TCEH Second Lien Noteholder, to:

Brown Rudnick LLP

Seven Times Square

New York, NY 10036

Attention: Edward S. Weisfelner

E-mail address:   eweisfelner@brownrudnick.com

(f)	if to the TCEH Official Committee, to:

Morrison & Foerster LLP

250 West 55th Street

New York, New York 10019-9601

Attention: Brett H. Miller, James M. Peck, Lorenzo Marinuzzi, and Todd M. Goren

E-mail addresses:   brettmiller@mofo.com

                                jpeck@mofo.com

                                lmarinuzzi@mofo.com

                                tgoren@mofo.com

(g)	if to the Debtors, to:

Energy Future Holdings Corp., et al.

Energy Plaza

1601 Bryan Street

Dallas, Texas 75201

Attention: General Counsel

E-mail addresses:   stacey.dore@energyfutureholdings.com

                                andrew.wright@energyfutureholdings.com

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention: Edward O. Sassower, P.C., Stephen E. Hessler, and Brian E. Schartz

E-mail addresses:   esassower@kirkland.com

                                shessler@kirkland.com

                                bschartz@kirkland.com

and

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, IL 60654

Attention: James H.M. Sprayregen, P.C., Marc Kieselstein, P.C., Chad J. Husnick and Steven N. Serajeddini

E-mail addresses:   jsprayregen@kirkland.com

                                marc.kieselstein@kirkland.com

                                chusnick@kirkland.com

                                steven.serajeddini@kirkland.com;

and

Proskauer Rose LLP

Three First National Plaza

70 W. Madison Street, Suite 3800

Chicago, IL 60602

Attention: Mark K. Thomas, Paul V. Possinger

Email addresses:   mthomas@ proskauer.com

                               ppossinger@proskauer.com

and

Cravath, Swaine and Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attention: Philip A. Gelston

Email address: pgelston@cravath.com

and

Jenner & Block LLP

919 Third Avenue

New York, NY 10022

Attention: Richard Levin

Email address:   rlevin@jenner.com

and

Munger, Tolles & Olson LLP

335 South Grand Avenue, 35th Floor

Los Angeles, CA 90071

Attention: Thomas B. Walper and Seth Goldman

Email addresses:   thomas.walper@mto.com

                               seth.goldman@mto.com;

or such other address as may have been furnished by a Party to each of the other Parties by notice given in accordance with the requirements set forth above. Any notice given by delivery, mail, or courier shall be effective when received.

14.9	Independent Due Diligence and Decision Making.

Each Party hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Debtors with the advice of its own counsel and advisors.

14.10	Waiver.

If the Plan or, if applicable, an Alternative Restructuring is not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights, except as otherwise expressly set forth in this Agreement. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto, including with respect to the Plan and Restructuring Transactions and an Alternative Restructuring, shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or to pursue the consummation of the Plan and Restructuring Transactions or, if applicable, an Alternative Restructuring.

14.11	Specific Performance.

It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, that such breach would represent irreparable harm, and that each non-breaching Party shall be entitled to specific performance and injunctive relief (without the posting of any bond and without proof of actual damages), but no other form of equitable relief, as the sole and exclusive remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder; provided, however, for the avoidance of doubt, notwithstanding anything in this Agreement to the contrary, no Party shall be entitled to seek or obtain specific performance of any obligations of any Investor Party (in its capacity as such) to consummate the Plan or consummate and close the Restructuring Transactions, whether such obligations may arise under this Agreement, the Merger

Agreement, the Equity Commitment Letter, the Backstop Agreement, or any other Definitive Restructuring Document; provided further, however, for the avoidance of doubt, that the foregoing shall not limit any Party’s right to obtain specific performance of another Party’s obligations under Section 6 of this Agreement. For the avoidance of doubt, the remedies provided for in this Section 14.11 apply only to this Agreement (without reference to the exhibits). The applicable remedies for breaches of other agreements between or among any of the Parties, including those attached to this Agreement as Exhibits, are governed according to the terms of such agreements.

14.12	Several, Not Joint, Claims.

The agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

14.13	No Waiver of Participation and Preservation of Rights.

Except as expressly provided in this Agreement, nothing herein is intended to, does or shall be deemed in any manner to waive, limit, impair, or restrict the ability of each of the Parties to protect and preserve its rights, remedies, and interests, including its Debtor Claims/Interests and its full participation in the Chapter 11 Cases so long as, in each case, such actions are not inconsistent with the Party’s obligations under this Agreement, the Plan, the other Definitive Restructuring Documents, or, if the Plan Support Termination Date occurs, the Alternative Restructuring or the Alternative Restructuring Documents, as applicable. Furthermore, nothing in this Agreement shall be construed to prohibit any Party from appearing as a party in interest in any matter to be adjudicated in the Chapter 11 Cases, so long as such appearance and the positions advocated in connection therewith are consistent with this Agreement and are not for the purpose of, and could not reasonably be expected to have the effect of, hindering, delaying, or preventing the timely consummation of the Plan or, if the Plan Support Termination Date occurs, an Alternative Restructuring, as applicable.

14.14	Relationship Among Parties.

Each of the Investor Parties and Consenting TCEH Creditor Parties acknowledge and agree that, notwithstanding any prior history, pattern, or practice of sharing confidences among or between the Investor Parties or Consenting TCEH Creditor Parties, no Investor Party or Consenting TCEH Creditor Party shall have any responsibility for any trading, investment, or voting decision with respect to any security by any other entity by virtue of this Agreement. The Investor Parties and Consenting TCEH Creditor Parties hereby represent and warrant they have no agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting, or disposing of any equity securities of the Debtors and do not constitute a “group” within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended. No action taken by any Investor Party or Consenting TCEH Creditor Party pursuant to this Agreement shall be deemed to constitute or to create a presumption by any of the Parties that the Investor Parties or Consenting TCEH Creditor Parties are in any way acting in concert or as such a “group.”

14.15	Severability and Construction.

If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

[Signature Pages Follow]

Debtor Signature Pages

ENERGY FUTURE HOLDINGS CORP.

TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC

4CHANGE ENERGY COMPANY

4CHANGE ENERGY HOLDINGS LLC

BIG BROWN 3 POWER COMPANY LLC

BIG BROWN LIGNITE COMPANY LLC

BIG BROWN POWER COMPANY LLC

BRIGHTEN ENERGY LLC

BRIGHTEN HOLDINGS LLC

COLLIN POWER COMPANY LLC

DALLAS POWER AND LIGHT COMPANY, INC.

DECORDOVA POWER COMPANY LLC

DECORDOVA II POWER COMPANY LLC

EAGLE MOUNTAIN POWER COMPANY LLC

EBASCO SERVICES OF CANADA LIMITED

EEC HOLDINGS, INC.

EECI, INC.

EFH AUSTRALIA (NO. 2) HOLDINGS COMPANY

EFH CG HOLDINGS COMPANY LP

EFH CG MANAGEMENT COMPANY LLC

EFH CORPORATE SERVICE COMPANY

EFH FINANCE (NO. 2) HOLDINGS COMPANY

EFH FS HOLDINGS COMPANY

EFH RENEWABLES COMPANY LLC

EFIH FINANCE INC.

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY LLC

ENERGY FUTURE INTERMEDIATE HOLDING COMPANY LLC

GENERATION DEVELOPMENT COMPANY LLC

GENERATION MT COMPANY LLC

GENERATION SVC COMPANY

LAKE CREEK 3 POWER COMPANY LLC

LONE STAR ENERGY COMPANY, INC.

LONE START PIPELINE COMPANY, INC.

LSGT GAS COMPANY LLC

LSGT SACROC, INC.

LUMINANT BIG BROWN MINING COMPANY LLC

LUMINANT ENERGY COMPANY LLC

LUMINANT ENERGY TRADING CALIFORNIA COMPANY

LUMINANT ET SERVICES COMPANY

LUMINANT GENERATION COMPANY LLC

LUMINANT HOLDING COMPANY LLC

LUMINANT MINERAL DEVELOPMENT COMPANY LLC

LUMINANT MINING COMPANY LLC

LUMINANT RENEWABLES COMPANY LLC

[Plan Support Agreement]

MARTIN LAKE 4 POWER COMPANY LLC

MONTICELLO 4 POWER COMPANY LLC

MORGAN CREEK 7 POWER COMPANY LLC

NCA DEVELOPMENT COMPANY LLC

NCA RESOURCES DEVELOPMENT COMPANY LLC

OAK GROVE MANAGEMENT COMPANY LLC

OAK GROVE MINING COMPANY LLC

OAK GROVE POWER COMPANY LLC

SANDOW POWER COMPANY LLC

SOUTHWESTERN ELECTRIC SERVICE COMPANY, INC.

TCEH FINANCE, INC.

TEXAS ELECTRIC SERVICE COMPANY, INC.

TEXAS ENERGY INDUSTRIES COMPANY, INC.

TEXAS POWER AND LIGHT COMPANY, INC.

TEXAS UTILITIES COMPANY, INC.

TEXAS UTILITIES ELECTRIC COMPANY, INC.

TRADINGHOUSE 3 & 4 POWER COMPANY LLC

TRADINGHOUSE POWER COMPANY LLC

TXU ELECTRIC COMPANY, INC.

TXU ENERGY RECEIVABLES COMPANY LLC

TXU ENERGY RETAIL COMPANY LLC

TXU ENERGY SOLUTIONS COMPANY LLC

TXU RECEIVABLES COMPANY

TXU RETAIL SERVICES COMPANY

TXU SEM COMPANY

VALLEY NG POWER COMPANY LLC

VALLEY POWER COMPANY LLC

By:	/s/ Anthony R. Horton
Name:	Anthony R. Horton
Title:	Senior Vice President & Treasurer